UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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DOLLAR TREE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DOLLAR TREE, INC.

500 Volvo Parkway

Chesapeake, Virginia 23320

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

to be held on

Thursday, June 18, 2009

To Our Shareholders:

We will hold the annual meeting of shareholders of Dollar Tree, Inc. at The Westin Virginia Beach Town Center, 4535 Commerce Street, Virginia Beach, Virginia 23462 on Thursday, June 18, 2009 at 10:00 a.m. local time. Shareholders will consider and vote on the following:

•                  Four directors nominated by the Board of Directors;

•                  A shareholder proposal to declassify the Board of Directors, if properly presented at the meeting; and

•                  Any other business that may properly come before the meeting.

Shareholders of record at the close of business on April 17, 2009 will receive notice of and be allowed to vote at the meeting.

Your vote is important to us. We encourage you to read the attached proxy statement then sign, date and return your proxy card in the enclosed envelope at your earliest convenience. Sending in your proxy card will not prevent you from voting your shares at the meeting, if you desire to do so.

BY ORDER OF THE BOARD OF DIRECTORS

James A. Gorry, III

Corporate Secretary

Chesapeake, Virginia

May 22, 2009

IMPORTANT NOTICE ABOUT THE AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 18, 2009

The Company’s proxy statement and annual report to shareholders for the fiscal year ended January 31, 2009 are available at http://www.dollartreeinfo.com/investors/financial/annuals/

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Dollar Tree’s Board of Directors is soliciting your proxy to vote your shares at the annual meeting of shareholders. This proxy statement summarizes the information you need to know to vote at the meeting.

We began mailing these proxy materials on or about May 22, 2009 to all shareholders entitled to vote. The Dollar Tree 2008 Annual Report, which includes our financial statements, is being sent with this proxy statement.

Date, Time and Place of the Meeting

As shown in the Notice of Annual Meeting, the 2009 annual meeting of shareholders of Dollar Tree, Inc. will be held on Thursday, June 18, 2009, at The Westin Virginia Beach Town Center, 4535 Commerce Street, Virginia Beach, Virginia 23462 at 10:00 a.m. local time.

The principal executive offices of Dollar Tree are located at, and our mailing address is, 500 Volvo Parkway, Chesapeake, Virginia, 23320; telephone:  (757) 321-5000.

Shares Entitled to Vote

Holders of record have one vote for each share held at the close of business on April 17, 2009.  At that time, there were 90,442,960 shares of Dollar Tree, Inc. common stock outstanding.  Votes will be tabulated by our transfer agent, National City Bank.  On March 2, 2008, Dollar Tree, Inc. became the successor holding company for Dollar Tree Stores, Inc. This transaction was completed without the vote of shareholders to provide a more efficient corporate structure. Dollar Tree Stores, Inc. is now a wholly owned subsidiary of Dollar Tree, Inc., and all of the outstanding common shares of Dollar Tree Stores, Inc. were converted into common shares of Dollar Tree, Inc. on March 2, 2008.  The holding company stock still trades on the Nasdaq Global Select Market under the DLTR ticker symbol.

Voting Your Proxy

Whether or not you plan to attend the annual meeting, we urge you to vote.  If you vote by proxy, that is, by signing, dating and returning the enclosed proxy card, or by casting your vote via a toll-free number or the Internet, the individuals named on the card (your “proxies”) will vote your shares in the manner you indicate. If you do not indicate instructions to your proxies, then your shares will be voted as follows:

•                  FOR re-electing four members of the Board as Class II directors; and

•                  AGAINST the shareholder proposal to declassify the Board of Directors.

If any other matter is presented, then your proxies will vote in accordance with their best judgment. At this time, the Board of Directors is unaware of any other business to be brought before the meeting. If you send more than one proxy card, then your shares will be voted in accordance with the proxy card bearing the latest date.

You may revoke your proxy by sending in a signed proxy card with a later date, providing subsequent telephone or Internet voting instructions, providing a written notice of revocation to the Corporate Secretary of Dollar Tree, Inc. prior to the annual meeting or attending the annual meeting to cast your vote in person.

Quorum Requirement and Broker Non-Votes

A quorum is necessary for the transaction of business at the annual meeting. A quorum exists when holders of a majority of the total number of issued and outstanding shares of common stock that are entitled to vote at the annual meeting are present in person or by proxy. At the annual meeting, the inspector of election will determine the presence of a quorum and tabulate the results of the voting by shareholders. The inspector will treat valid proxies marked “abstain” or proxies required to be treated as broker “non-votes” as present for purposes of determining whether there is a quorum at the annual meeting. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. Abstentions with respect to any matter will have the same effect as a vote against that proposal.

Householding

In some cases, only one proxy statement is being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. Upon written or oral request, we will deliver a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. You can notify our Corporate Secretary at our address on page 1 that you wish to receive a separate copy of the proxy statement in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. Each shareholder will receive voting instructions relative to their individual holdings, regardless of a shared address.

Costs of the Proxy Solicitations

The cost of soliciting proxies will be borne by us. Proxies may be solicited by officers, directors and regular employees of our company or our affiliates, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, facsimile, telephone, telegram or messenger. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the beneficial owners of shares in accordance with the schedule of charges approved by the National Association of Securities Dealers, Inc. We have retained Georgeson Inc. to assist with the solicitation of proxies for a fee not to exceed $20,000, plus reimbursement for out-of-pocket expenses.

PROPOSAL NO. 1- ELECTION OF DIRECTORS

Directors and Nominees

Our Board of Directors is divided into three staggered classes for purposes of election.  One class is elected at each annual meeting of shareholders to serve for a three-year term.  Our current by-laws provide for thirteen directors.

At the 2009 annual meeting of shareholders, the terms of Class II directors are expiring. The Board proposes to nominate Arnold S. Barron, J. Douglas Perry, Thomas A. Saunders III and Carl P. Zeithaml to be re-elected as Class II directors at the 2009 annual meeting of shareholders. If so elected, these Class II directors will hold office for a three-year term expiring at the annual meeting of shareholders held in 2012.

All other directors will continue in office following this annual meeting and their terms will expire in either 2010 (Class III) or 2011 (Class I).

The nominees have indicated their willingness to serve as directors. If a nominee becomes unable to stand for re-election, the persons named in the proxy will vote for any substitute nominee proposed by the Board of Directors.

Vote Required

Our directors are elected by a “plurality” vote.  The four nominees at the 2009 Annual Meeting of Shareholders receiving the greatest number of votes cast will be elected. Shares held by brokers that are not voted in the election of directors will have no effect.   In addition, we have adopted a corporate governance policy requiring each director-nominee to submit a resignation letter if he or she does not receive a majority of the votes cast.  See page 13 for more on this policy.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR”

EACH OF THE NOMINEES FOR DIRECTOR.

INFORMATION CONCERNING NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

Nominees

Arnold S. Barron Private Investor; corporate director Member of the Compensation Committee

Mr. Barron, age 61, was the Senior Executive Vice President, Group President of The TJX Companies, Inc. until his retirement in January 2009. His employment with The TJX Companies began in 1979. He held the positions of Executive Vice President, Chief Operating Officer, The Marmaxx Group (2000-2004), Senior Vice President, Group Executive, TJX (1996-2000), Senior Vice President, General Merchandising Manager, T.J. Maxx (1993-1996). From 1979 to 1993, he held several other executive positions within The TJX Companies, Inc.

Class II director	Mr. Barron became a director of Dollar Tree in March 2008.

J. Douglas Perry Chairman Emeritus Dollar Tree, Inc.

Mr. Perry, age 61, became Chairman Emeritus of the Board in 2001. He had been Chairman of the Board since 1986 when he co-founded Dollar Tree. He also served as Chief Executive Officer from 1986 to 1993. He retired as an employee and officer of the company in 1999. Until 1991, he was an executive officer of K&K Toys, Inc. which he, along with Mr. Brock, Mr. Compton and Mr. Perry’s father, built from the company’s original single store to 136 stores.

Class II director	Mr. Perry has served on our Board since 1986.

Thomas A. Saunders III President, Ivor & Co., LLC Lead Independent Director; Member of the Nominating and Corporate Governance Committee

Mr. Saunders, age 72, has been the President of Ivor & Co., LLC, a private investment company, since 2000. He was a founder of Saunders Karp & Megrue Partners, L.L.C., (“SKM”) which controlled the SK Equity Fund, L.P., once a major investor in Dollar Tree.  SKM merged with Apax Partners in 2005. Before founding SKM in 1990, he was a Managing Director of Morgan Stanley & Co. from 1974 to 1989.

Class II director	Mr. Saunders has been a Dollar Tree director since 1993. He also serves on the Board of Hibbett Sports, Inc.

Carl P. Zeithaml Dean, McIntire School of Commerce University of Virginia Member of the Compensation Committee

Dr. Zeithaml, age 59, is the Dean of the McIntire School of Commerce at the University of Virginia. He is also a Professor in the Management Area specializing in strategic development.  He joined the McIntire School in 1997, after 11 years on the faculty in the Kenan-Flagler Business School at the University of North Carolina-Chapel Hill.

Class II director	Dr. Zeithaml became a director of Dollar Tree in July 2007.

Other Directors

H. Ray Compton Private investor; corporate director Member of the Nominating and Corporate Governance Committee

Mr. Compton, age 66, has been a director since 1986.  Mr. Compton was Executive Vice President from 1998 to 2002 and Chief Financial Officer from 1986 to 1998. He retired as a full-time employee in 2002 and became fully retired in 2004. From 1979 until 1991, he was employed in similar roles with K&K Toys, Inc. Prior to 1979, he was associated for 15 years with a manufacturing company in various accounting and management positions.

Class III director	Mr. Compton has been a director of Dollar Tree since 1986.

Lemuel E. Lewis Private investor; corporate director Member of the Audit Committee

Mr. Lewis, age 62, served as the Executive Vice President and Chief Financial Officer of Landmark Communications, Inc. from 2000 until his retirement in 2006. From 1981 to 2000, he held several other senior positions with Landmark Communications. He has been the Chairman of the Board for the Federal Reserve Bank of Richmond since 2008 and had been the Chairman of its Audit Committee since 2006. He also serves on the boards of other nonpublic companies and not-for-profit entities.

Class III director	Mr. Lewis became a director of Dollar Tree in July 2007. He also serves on the Board of Markel Coporation.

Bob Sasser President and Chief Executive Officer Dollar Tree, Inc.

Mr. Sasser, age 57, has been Chief Executive Officer since 2004 and President since 2001.  He had been Dollar Tree’s Chief Operating Officer from 1999 to 2004. Previously, from 1997 to 1999, he served as Senior Vice President, Merchandise and Marketing of Roses Stores, Inc. From 1994 to 1996, he was Vice President, General Merchandise Manager for Michaels Stores, Inc. Prior to 1994; he held several positions at Roses Stores, Inc., ranging from Store Manager to Vice President, General Merchandise Manager.

Class III director	Mr. Sasser was elected to our Board in 2004.

Alan L. Wurtzel Private investor; corporate director Chairman of the Nominating and Corporate Governance Committee; Member of the Audit Committee

Mr. Wurtzel, age 75, was employed by Circuit City Stores, Inc. from 1966 to 1986. During his tenure, he served as Chief Executive Officer from 1973 to 1986. He serves on the boards of several nonpublic companies as well as several not-for-profit boards, including Oberlin College, the State Council of Higher Education of Virginia and the Chesapeake Bay Foundation.

Class III director	Mr. Wurtzel became a Dollar Tree director in 1995.

Macon F. Brock, Jr. Chairman Dollar Tree, Inc.

Mr. Brock, age 67, has been Chairman of the Board since 2001 and a director since 1986.  He was Chief Executive Officer from 1993 to 2003. From 1986, when he co-founded Dollar Tree, until 2001, he was President.  Until 1991, he was an officer and director of K&K Toys, Inc.

Class I director	Mr. Brock has served on our Board since 1986. He also serves on the Board of Lumber Liquidators, Inc.

Mary Anne Citrino Senior Managing Director, Corporate Advisory Services The Blackstone Group Member of the Compensation Committee

Ms. Citrino, age 50, has been the Senior Managing Director in the Corporate Advisory Services group at The Blackstone Group, a global investment and advisory firm, since 2005. Previously, Ms. Citrino was employed at Morgan Stanley for over 20 years. During her years there, she served as the Global Head of Consumer Products Investment Banking, Co-Head of Health Care Services Investment Banking, and a Mergers and Acquisitions Analyst.

Class I director	Ms. Citrino was appointed as a director of Dollar Tree in 2005.

Richard G. Lesser Private investor; corporate director Chairman of the Compensation Committee; Member of the Nominating and Corporate Governance Committee

Mr. Lesser, age 74, was Senior Corporate Adviser of the TJX Companies, Inc. from 2002 until his retirement in January 2005. He was Executive Vice President from 1991 to 2001 and Chief Operating Officer from 1994 to 1999. He was President of its Marmaxx Division (TJ Maxx and Marshalls) from 1995 to 2001. From 1981 to 1993, he held various executive positions within The TJX Companies, Inc.

Class I director	Mr. Lesser has been a Dollar Tree director since 1999. He retired from the Board of The TJX Companies, Inc. in June 2007.

Thomas E. Whiddon Private investor; Advisory Director, Berkshire Partners, LLC Chairman of the Audit Committee

Mr. Whiddon, age 56, is an Advisory Director of Berkshire Partners, LLC (a private equity firm), and as such, has served in interim executive operating roles for various Berkshire portfolio companies since 2004. Previously, he was Executive Vice President of Lowe’s Companies, Inc. from 1996 until his retirement in 2003. During this time, he served as Executive Vice President of Logistics and Technology from 2000 to 2003 and Executive Vice President, Chief Financial Officer from 1996 to 2000. Prior to his tenure at Lowe’s, he held senior financial positions at Zale Corporation and Eckerd Corporation.

Class I director	Mr. Whiddon has been a member of our Board since 2003 and also serves as a director of Sonoco Products Company, Inc. and Carter’s Inc.

Eileen R. Scott Private investor; corporate director Member of the Audit Committee

Ms. Scott, age 56, was Chief Executive Officer of Pathmark Stores, Inc. from 2002 until August 2005. Her employment with Pathmark Stores, Inc. began in 1969. During her years there, she served as Executive Vice President of Store Operations, Executive Vice President of Merchandising and Distribution, Senior Vice President of Non-Foods and Pharmacy, and Vice President of Sales and Advertising. She also serves on the boards of several not-for-profit entities.

Class II director	Ms. Scott has been a director of Dollar Tree since 2003.

Executive Officers

(Other than those listed above)

Kevin S. Wampler Chief Financial Officer Dollar Tree, Inc.

Mr. Wampler, age 46, has been the Chief Financial Officer since December 2008. Prior to joining Dollar Tree, he served as Executive Vice President, Chief Financial Officer and Assistant Secretary for The Finish Line, Inc. from October 2003 to November 2008. Mr. Wampler held various other senior positions during his fifteen-year career at The Finish Line, including Senior Vice President, Chief Accounting Officer and Assistant Secretary from 2001 to 2003. Mr. Wampler, a Certified Public Accountant, was employed by Ernst and Young LLP from 1986 to 1993.

Gary M. Philbin Chief Operating Officer Dollar Tree, Inc.

Mr. Philbin, age 52, became Chief Operating Officer in March 2007. He previously served as our Senior Vice President of Stores since December 2001. He joined Dollar Tree from Grand Union, a New Jersey based grocery-store chain, where he held a number of positions including Chief Executive Officer prior to the company’s sale to C&S Wholesale Grocers. Prior to Grand Union, from 1996-1997, Mr. Philbin was the Executive Vice President of Operations and Merchandising for Cub Foods, a division of SuperValu. From 1993 to 1996, Mr. Philbin held the position of Senior Vice President of Merchandising for Walbaum’s, a division of A&P. He also held various positions in Store Operations and Merchandising over his twenty-year career with the Kroger Company, beginning in 1973.

Robert H. Rudman Chief Merchandising Officer Dollar Tree, Inc.

Mr. Rudman, age 58, has been Chief Merchandising Officer since June 2003.  Prior to joining Dollar Tree, he served as President/CEO and minority shareholder of Horizon Group USA from 2000. From 1996 to 2000, Mr. Rudman was President/CEO of his own consulting company, VQ International Inc.  From 1991 until 1996, Mr. Rudman was Executive Vice President/Chief Merchandise Officer of Michaels Stores.  Prior to joining Michaels, Mr. Rudman served in a number of positions in a wide variety of retail formats, gaining the majority of his experience in merchandise and marketing.

Stephen W. White Chief Logistics Officer Dollar Tree, Inc.

Mr. White, age 54, has been Chief Logistics Officer since April 2003. He was the Senior Vice President of Logistics from 1999 to 2003, Vice President of Logistics from 1995 to 1999 and Director of Transportation and Distribution from 1994 to 1995. Prior to joining Dollar Tree, he served as Director of Transportation and held various other positions at Ames Department Stores from 1986 to 1994. Prior to Ames, he held several transportation and supply chain positions with a number of companies, including Shell Oil Company and Eastern Airlines.

Mr. Brock is married to Mr. Perry’s sister. There are no additional family relationships among the directors and executive officers.

HOW NOMINEES TO OUR BOARD ARE SELECTED

Candidates for election to our Board of Directors are nominated by our Nominating and Corporate Governance Committee and ratified by our full Board of Directors for consideration by the shareholders. The Nominating and Corporate Governance Committee operates under a charter, which is available on our corporate website at www.DollarTreeinfo.com. You will find the charter of the committee and the charters of all of our other Board committees under the heading “Corporate Governance” in the Investor Relations section of the site.  A copy of the charter is available to all shareholders upon request, addressed to our Corporate Secretary at the address on page 1. All members of the committee are independent under the standards established by the NASDAQ Stock Market.

Our Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. Shareholders may recommend candidates for Nominating and Corporate Governance Committee consideration by submitting such recommendation using the methods described under the “Shareholder Nominations for Election of Directors” section on page 7 and “Communicating with our Board Members” on page 14. In making recommendations, shareholders should be mindful of the discussion of minimum qualifications set forth in the following paragraph. Although a recommended individual may meet the minimum qualification standards, it does not imply that the Nominating and Corporate Governance Committee necessarily will nominate the person so recommended by a shareholder.

In evaluating candidates for election to the Board, our Nominating and Corporate Governance Committee shall take into account the qualifications of the individual candidate as well as the composition of the Board as a whole.

Among other things, the Committee shall consider:

•                  the candidate’s ability to help the Board create shareholder value,

•                  the candidate’s ability to represent the interests of shareholders,

•                  the business judgment, experience and acumen of the candidate,

•                  the need of the Board for directors having certain skills and experience,

•                  other business and professional commitments of the candidate, and

•                  the number of other boards on which the candidate serves, including public and private company boards.

Our Nominating and Corporate Governance Committee identifies nominees in a number of ways. One method is the recommendation of a current member of the Board, who personally knows and has an understanding of the qualifications of a proposed nominee. A second method is an awareness of persons who are successful in business, whether personally known to a member of the Board or not. We may contact such persons from time to time to ask whether they would be willing to serve. If they are willing, then the Nominating and Corporate Governance Committee conducts significant amounts of due diligence to ensure that a nominee possesses the qualifications, qualities and skills outlined above. The Nominating and Corporate Governance Committee also from time to time engages search firms to assist the committee in identifying potential Board nominees, and we pay such firms a fee for conducting such searches. As mentioned above, our Nominating and Corporate Governance Committee will consider recommendations from shareholders on the same basis as other candidates.

Shareholder Nominations for Election of Directors

Shareholders generally can nominate persons to be directors by following the procedures set forth in our bylaws. In short, these procedures require the shareholder to deliver a written notice containing certain required information in a timely manner to our Corporate Secretary at the address on page 1. To be timely, the notice must be sent either by personal delivery or by United States certified mail, postage prepaid, and received no later than 120 days in advance of the anniversary date of the proxy statement for the previous year’s annual meeting. If no annual meeting was held in the previous year, or the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice must be sent not less than 90 days before the date of the applicable annual meeting. The notice must contain the information required by our bylaws about the shareholder proposing the nominee and about the nominee. A copy of our bylaws can be found online at http://www.dollartreeinfo.com/investors/corporate/

Each shareholder’s notice to the Corporate Secretary must include:

•                  the name and address of record of the shareholder who intends to make the nomination;

•                  a representation that the shareholder is a shareholder of record of our company’s capital stock and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice;

•                  the class and number of shares of our capital stock beneficially owned by the shareholder; and

•                  a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.

For each person nominated, the notice to the Corporate Secretary must also include:

•                  the name, age, business address and, if known, residence address, of the nominee;

•                  his or her principal occupation or employment;

•                  the class and number of shares of our capital stock beneficially owned by such person;

•                  any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended; and

•                  the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Director Compensation

Director compensation is established by the Board of Directors and periodically reviewed.  Beginning with the June 2008 Annual Shareholder Meeting, the Board determined that each non-employee director —that is, every director other than Macon Brock and Bob Sasser - will receive an annual retainer of $100,000, payable quarterly in advance. In addition, the Audit Committee chair will receive $15,000 and Audit Committee members will receive $10,000; the other committee chairs and committee members will receive $7,500 and $5,000, respectively. The Lead Director will receive an additional $10,000.  The Board may also authorize additional fees for ad hoc committees, if any. Fees are paid quarterly in advance. Annual option grants to non-employee directors were suspended after 2004, and all outstanding equity awards were vested prior to 2007, so no compensation expense was recognized in our current year financial statements for these awards. We do not offer non-equity incentives or pension plans to non-employee directors.

Prior to June 2008, each non-employee director received an annual retainer of $80,000. In addition, the Audit Committee chair received $8,000 and Audit Committee members received $4,000; the other committee chairs and committee members received $4,000 and $2,000, respectively.

On March 2, 2008, Dollar Tree, Inc. became the successor holding company for Dollar Tree Stores, Inc. The individuals who served on the Board of Directors of Dollar Tree Stores, Inc. became directors of Dollar Tree, Inc., which assumed each plan that governs equity compensation for directors and the directors continue to participate without any material change.

Under our shareholder-approved 2003 Director Deferred Compensation Plan (DDCP), directors may elect to defer receipt of all or a portion of their board and committee fees to be paid at a future date in either cash or shares of common stock, or to defer all or a portion of their fees into non-statutory stock options. Deferral elections must be made by December 31 for the deferral of fees in the next calendar year and must state the amount or portion of fees to be deferred; whether and to what extent fees are to be deferred in cash or shares or paid in the form of options; in the case of deferral into cash or shares, whether the pay out shall be in installments or lump sum; and the date on which such pay out will commence. In the case of deferrals into options, the number of options to be credited is calculated by dividing the deferred fees by 33% of the closing price on the first day of each calendar quarter, which is the date of grant. The options bear an exercise price equal to the closing price on the date of grant and are immediately exercisable. Deferrals into cash or stock are recorded in unfunded and unsecured book-entry accounts. Deferred shares to be credited are calculated by dividing the deferred fees by the closing price on the first day of each calendar quarter. If cash dividends are declared, deferred share accounts are credited with a corresponding number of deferred shares, based on the market price on the dividend date. In the case of deferrals into a deferred cash account, interest is credited to the account at the beginning of each quarter based on the 30-year Treasury Bond rate then in effect (an average of 3.97% in 2008). See the Director’s Compensation Table below for a description of deferrals in the current fiscal year.

In 2007, the Board instituted a guideline requiring directors to hold Dollar Tree stock, not including stock options, equal to at least $100,000 in value, measured as of the date the stock was acquired, within four years of election by the shareholders.  As of April 17, 2009, all of our directors were deemed to own shares in excess of this amount, with the exception of Carl P. Zeithaml who joined the Board in July 2007.

In 2005, we entered into a consulting agreement with Mr. Perry that provides for annual fees of $30,000 to be paid to him and ensure his eligibility in our group health plans at his cost.  The agreement generally allows for termination by either of the parties upon thirty days’ written notice, except that if an agreement is terminated in connection with a change of control, the company is obligated to pay fees for the remainder of the consultant’s life.

Mr. Compton, who retired as a part-time employee in 2004 and as a full-time employee in 1998, has an agreement that provides for annual fees of $30,000 to be paid to him and allows him to participate in our group health plans at his cost. This agreement may only be terminated by written agreement of all parties.

The following table shows compensation paid to each person who served as a director during fiscal year 2008. (Bob Sasser’s compensation information can be found on page 23 of this document).

Name	Fees Earned or Paid in Cash ($) (1)	All Other Compensation ($)(2)	Total ($)
Arnold S. Barron	$98,750	$0	$98,750
Macon F. Brock, Jr.	0	672,989	672,989
Mary Anne Citrino	99,250	0	99,250
H. Ray Compton	99,250	30,000	129,250
Richard G. Lesser	105,375	0	105,375
Lemuel E. Lewis	103,500	0	103,500
J. Douglas Perry	95,000	30,000	125,000
Thomas A. Saunders III	108,250	0	108,250
Eileen R. Scott	103,500	0	103,500
Thomas E. Whiddon	107,250	0	107,250
Alan L. Wurtzel	110,125	0	110,125
Carl P. Zeithaml	99,250	0	99,250

(1)          This column shows amounts earned for retainers and fees, including fees paid for service on standing and ad hoc committees, not reduced for deferrals.

(2)          This column includes post-retirement fees paid to Mr. Compton and consulting fees paid to Mr. Perry, as more fully described in the narrative accompanying this table. In addition, see “Certain Relationships and Related Transactions” on page 36 of this proxy. This column also includes compensation paid to Mr. Brock, Chairman of the Board, for his services as an executive rather than a director. His overall compensation includes: base salary in the amount of $250,256; accounting expense in the amount of  $376,740 for 21,000 options granted on June 29, 2008; perquisites in the amount of $28,778 and related gross-ups in the amount of $3,095;  and profit sharing in the amount of $14,120.

The following table shows, for each of our non-employee directors, amounts deferred in fiscal year 2008 under our DDCP, the number of shares underlying those deferrals, and the aggregate number, as of January 31, 2009, of outstanding stock options, including those awarded prior to 2005 and options obtained through deferral of fees (all of which are fully vested), and deferred shares:

Name	Amounts Deferred in 2008 ($)(1)	Shares Underlying Amounts Deferred in 2008 (#)(2)	Total Deferred Shares (#)	Options Outstanding, including Options acquired through Deferral of Fees (#)	Total Shares Underlying Options and Deferred Amounts (#)
Arnold S. Barron	$85,625	2,521	2,521	0	2,521
Mary Anne Citrino	99,250	5,110	9,043	4,567	13,610
H. Ray Compton	0	0	0	6,000	6,000
Richard G. Lesser	105,375	1,512	6,815	36,750	43,565
Lemuel E. Lewis	103,500	2,973	4,935	0	4,935
J. Douglas Perry	0	0	557	29,250	29,807
Thomas A. Saunders III	108,250	9,424	0	59,036	59,036
Eileen R. Scott	25,000	726	4,516	0	4,516
Thomas E. Whiddon	0	0	0	12,000	12,000
Alan L. Wurtzel	110,125	3,161	6,326	36,750	43,076
Carl P. Zeithaml	49,625	1,427	1,822	0	1,822

(1)          This column shows the dollar amount of retainers and fees deferred in 2008 under the 2003 Director Deferred Compensation Plan (DDCP).  Directors may choose to defer a portion or all of their fees into a deferred cash account, common stock equivalents (which we call “deferred shares”) or options, as more fully described in the narrative in this section. Note that not all deferred amounts shown in this column are represented by underlying shares in the next column, to the extent that fees are deferred into a cash account. Mr. Lesser defers some of his fees into a deferred cash account. In 2008, we credited $5,793 in interest to Mr. Lesser’s deferred cash account, and $396 to Mr. Perry’s deferred cash account (to which he did not contribute in 2008).

(2)          Shares in this column represent deferred shares and in the case of Mr. Saunders and Ms. Citrino, deferral into options. Compensation expense related to these options, valued by the same method as that used for option grants to employees, is recorded upon grant; $200,062 was recorded in 2008.

Meetings of the Board of Directors

The Board of Directors has scheduled four regular meetings in 2009 and will hold special meetings when company business requires. During 2008, the Board held five formal meetings. Informational update calls are periodically conducted during the year. Each member of the Board attended at least 75% of all Board meetings and meetings of committees of which he or she was a member.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The memberships and functions of these committees are set forth below. The Board does not have a standing Executive Committee. Other committees may be established to consider non-routine matters as the Board deems necessary.

Audit Committee

The Audit Committee has four members:  Thomas Whiddon (Chairman), Lemuel E. Lewis, Eileen Scott and Alan Wurtzel. Thomas Saunders served as Chairman through June 2008. The functions of this committee include:

•                  reviewing management’s assessment of our internal control over the financial reporting process;

•                  reviewing results of internal testing related to Sarbanes-Oxley;

•                  reviewing our quarterly and annual financial statements;

•                  reviewing the audit efforts of our independent auditors and internal audit department;

•                  reviewing related party transactions; and

•                  selecting the independent auditors and any independent counsel or other advisers it deems necessary.

The Audit Committee operates under a charter, which is available on our corporate website at www.DollarTreeinfo.com. You will find the charter of the committee and the charters of all of our other Board committees under the heading “Corporate Governance” in the Investor Relations section of the site.

The Audit Committee met in person or via teleconference nine times in 2008 and undertook actions by unanimous consent on one occasion. In addition, the chairman of the committee conducted periodic updates with the independent auditors and/or financial management.

Our Board has reviewed the composition of the Audit Committee and determined that the independence and financial literacy of its members meet the listing standards of the NASDAQ Stock Market and regulations of the Securities and Exchange Commission. In addition, our Board has determined that the chairman of our Audit Committee, Thomas Whiddon, and Audit Committee member Lemuel Lewis, by virtue of their careers serving as Chief Financial Officers for large companies as well as other experience, qualify them as “audit committee financial experts,” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002.

Report of the Audit Committee

The Audit Committee’s main purpose (in accordance with its written charter adopted by the Board of Directors) is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the quality and integrity of the accounting, auditing and financial reporting practices of the company.

In connection with these responsibilities, the Audit Committee:

•                  met with management and the head of our internal audit department to discuss the company’s risk management, control, and governance processes;

•                  discussed with external counsel our compliance with NASDAQ listing requirements and other securities regulations;

•                  met with management and KPMG LLP, our independent registered public accounting firm, to review and discuss the quarterly and annual financial statements of the company for the fiscal year ended January 31, 2009;

•                  discussed with KPMG the matters required by Statements on Auditing Standards No. 61 (Communication with Audit Committees) (as amended);

•                  discussed with KPMG the quality, not just the acceptability, of our accounting principles;

•                  received from KPMG written disclosures and the letter regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountants’ communications with the Audit Committee concerning independence.

•                  reviewed and approved KPMG’s fees for audit, audit-related and tax services; and

•                  discussed with KPMG any relationships that may impact their objectivity and independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended January 31, 2009 be included in the company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

Lemuel E. Lewis                    Eileen R. Scott                      Thomas E. Whiddon                      Alan L. Wurtzel

Compensation Committee

The Compensation Committee has four members: Richard Lesser (Chairman), Arnold Barron, Mary Anne Citrino, and Carl Zeithaml. Eileen Scott served as Chairman through June 2008.

The functions of this committee include:

•                  overseeing our compensation and benefit practices;

•                  establishing the compensation arrangements for our senior officers;

•                  administering our executive compensation plans and Employee Stock Purchase Plan;

•                  administering and considering awards under our stock- and equity-based compensation plans; and

•                  reviewing annually executives’ stock ownership levels to ensure compliance with the Company’s executive ownership policy.

The Compensation Committee operates under a charter, which is available on our corporate website at www.DollarTreeinfo.com. You will find the charter of the committee and the charters of all of our other Board committees under the heading “Corporate Governance” in the Investor Relations section of the site.

The Compensation Committee met in person or via teleconference three times in 2008 and undertook actions by unanimous consent on two occasions. In addition, the chairman engaged in numerous in-depth discussions with members of management.

The report of the Committee, together with our Compensation Discussion and Analysis and information regarding executive compensation, can be found beginning on page 14.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has four members:  Alan Wurtzel (Chairman), Ray Compton, Richard Lesser and Thomas Saunders. The committee changed its name from the Nominating Committee in March 2007. The purpose of this committee is to advise the Board of Directors on the composition, organization and effectiveness of the Board and its committees, and on other issues relating to the corporate governance of the company. The committee’s primary duties and responsibilities are to:

•                  recommend candidates to be nominated by the Board, including the re-nomination of any currently serving director, to be placed on the ballot for shareholders to consider at the annual shareholders meeting;

•                  if the Chairman of the Board is not independent, recommend an independent director to be considered by the Board to be appointed as Lead Director;

•                  recommend nominees to be appointed by the Board to fill interim director vacancies;

•                  review periodically the membership and Chair of each committee of the board and recommend committee assignments to the board, including rotation or reassignment of any Chair or committee member;

•                  monitor significant developments in the regulation and practice of corporate governance and of the duties and responsibilities of each director;

•                  lead the Board in its annual performance evaluation;

•                  evaluate and administer our Corporate Governance Guidelines and recommend changes to the Board;

•                  review our governance structure;

•                  review annually the directors’ stock ownership levels to ensure compliance with our director target ownership policy; and

•                  monitor annually the education of Board members on matters related to their service on the Board.

The committee will also advise the Board on its composition, committees, structure, practices and self-evaluation.

The Nominating and Corporate Governance Committee operates under a charter, which is available on our corporate website at www.DollarTreeinfo.com. You will find the charter of the committee and the charters of all of our other Board committees under the heading “Corporate Governance” in the Investor Relations section of the site.

The Nominating and Corporate Governance Committee met in person or via teleconference on four occasions in 2008. During 2008, the committee continued to review potential candidates for Board seats in order to further enhance the Board’s effectiveness.  For further information on the committee, its composition and procedures, please see the discussion beginning on page 6.

CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE

Independence

Dollar Tree is committed to principles of good corporate governance and the independence of a majority of our Board of Directors from the management of our company. The following ten directors have been determined by our Board to be, and to have been throughout 2008, independent directors within the applicable listing standards of the NASDAQ Stock Market: Arnold Barron, Mary Anne Citrino, H. Ray Compton, Richard Lesser, Lemuel Lewis, Thomas Saunders, Eileen Scott, Thomas Whiddon, Alan Wurtzel and Carl Zeithaml. All members of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee are independent under the same standards. Our Board has reviewed the various relationships between members of our Board and the company and has affirmatively determined that none of our directors or nominees has material relationships with Dollar Tree, other than Messrs. Brock, Compton, Perry and Sasser who are or were members of management or are paid consultants. In making its independence determination, the Audit Committee considered a common investment between us and a fund related to Mr. Saunders. See “Information about the Board of Directors” on page 8 and “Certain Relationships and Related Transactions” on page 36 for a discussion of relationships between the company and certain directors.

If the slate of directors proposed to be elected at the 2009 annual meeting of shareholders is elected, all committees of our Board will continue to be comprised solely of independent directors. The basis for an independence determination by our Board is either that the director has no business relationship other than his or her service on our Board, or that while a director may have some involvement with a company or firm with which we do business, our Board has determined that such involvement is not material and does not violate any part of the definition of “independent director” under NASDAQ listing standards. None of our current executives, including Messrs. Brock or Sasser, sits on any of our committees.

At the regular meetings of our Board of Directors, a private session, without management present, is conducted by the non-management members of our Board.

Corporate Governance Guidelines

In 2007, we adopted formal Corporate Governance Guidelines, a copy of which is available online at www.DollarTreeinfo.com in the Investor Relations section.  The guidelines state that, in the event our Chairman is not an independent director, the Board shall name a Lead Director who is independent.  The Lead Director sets the agenda for and presides over executive sessions of solely independent directors.  He or she also confers with the Chief Executive Officer and Chairman, communicates feedback regarding the CEO’s performance, works with the Chairman to set the Board agenda, and remains well-informed about senior management and succession plans.  In May 2007, the Nominating and Corporate Governance Committee recommended the selection of Mr. Saunders as Lead Director, and the Board confirmed him in that role.

Our Corporate Governance Guidelines also set forth our procedure if a director-nominee is elected but does not receive a majority of the votes cast.  Prior to an election, each director-nominee submits a resignation letter, contingent upon such individual failing to receive more than 50% of the votes cast in an uncontested election.  In such event, the resignation would be considered by the Nominating and Corporate Governance Committee, which would recommend to the Board what action to take with respect to the resignation.

Code of Ethics

Our Board has adopted a code of ethics for all our employees, officers and directors, including our Chief Executive Officer and senior financial officers, most recently reviewed in January 2009. A copy of this code may be viewed at our corporate website, www.DollarTreeinfo.com, in the Investor Relations section of the site, under the heading “Corporate Governance.”  In addition, a printed copy of our code of ethics will be provided to any shareholder upon request submitted to the Corporate Secretary at the address on page 1.

Charters of our Board Committees

The charters of our Board committees are available on our corporate website, www.DollarTreeinfo.com, in the Investor Relations section of the site, under the heading “Corporate Governance.” In addition, printed copies of any of our Board committee charters will be provided to any shareholder upon request submitted to the Corporate Secretary at the company’s address on page 1.

COMMUNICATING WITH OUR BOARD MEMBERS

Our shareholders may communicate directly with our Board of Directors. You may contact any member of our Board, any Board committee or any chair of any such committee by mail. To do so, correspondence may be addressed to any individual director, the non-management directors as a group, any Board committee or any committee chair by either name or title. All such mailings are to be sent in care of “Corporate Secretary” at our corporate headquarters address, which is 500 Volvo Parkway, Chesapeake, VA 23320.  To communicate with our directors electronically, emails may be sent to CorpSecy@DollarTree.com.

Mail received as set forth in the preceding paragraph may be examined by the Corporate Secretary from the standpoint of security and for the purpose of determining whether the contents actually represent messages from shareholders to our directors. Depending upon the facts and circumstances outlined in the correspondence, the Corporate Secretary will forward the communication to the Board, or any director or directors, provided that the contents are not in the nature of advertising, promotions of a product or service, or patently offensive material.

In addition, any person who desires to communicate financial reporting or accounting matters specifically to our Audit Committee may contact the Audit Committee by addressing a letter to the chairman of the Audit Committee at our corporate headquarters address, noted above, or electronically to AuditChair@DollarTree.com.  Communications to our Audit Committee may be submitted anonymously, if sent by mail, addressed to the Audit Committee Chair. All correspondence will be examined by the Corporate Secretary and/or Internal Audit from the standpoint of security and depending upon the facts and circumstances outlined in the correspondence, the communications will be forwarded to our Audit Committee or Audit Committee Chair for review and follow-up action as deemed appropriate.

We expect each of our directors to attend the annual meeting of our shareholders. Twelve of our directors were in attendance at the 2008 annual meeting of our shareholders.

Shareholder Proposals for the 2010 Annual Meeting

Shareholder proposals for the annual meeting of shareholders to be held in 2010 will not be included in our proxy statement for that meeting unless received by us at our principal executive offices in Chesapeake, Virginia, on or prior to close of business on January 18, 2010. Such proposals must contain the information and meet the requirements set forth in our bylaws and in Rule 14a-8 of the Securities and Exchange Commission relating to shareholder proposals. See page 6 for additional requirements for the submission of shareholder nominations to the Board. Notice of a shareholder proposal submitted outside of the processes of Rule 14a-8 will be considered untimely after January 18, 2010. If notice of such a shareholder proposal is received by us after such date, then the proxies we solicit for next year’s annual meeting may confer discretionary authority to vote on any shareholder proposals that were not submitted in a timely manner, without including a description of such proposals in the proxy statement for that meeting.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report on Executive Compensation

The Compensation Committee of our Board of Directors is responsible for developing, overseeing and implementing our compensation program for executive officers. In carrying out its responsibilities, each year the Compensation Committee reviews and establishes the compensation of our Chairman and our Chief Executive Officer and approves the compensation of our other executive officers. The Compensation Committee is committed to a pay-for-performance policy that guides its discussions and determinations with respect to executive compensation.

In structuring compensation for executives, the Compensation Committee seeks to attract, motivate and retain executive talent and to offer greater rewards for superior individual and corporate performance. To achieve these goals, the Compensation Committee provides a mix of annual and long-term compensation that will align the short- and long-term interests of our executives with those of our shareholders. In 2008, the Compensation Committee established executive base salaries, approved targets and awards under an annual cash incentive plan and made long-term equity incentive awards of stock options and restricted stock units to executive officers.

A discussion of the principles, objectives, components and determinations of the Compensation Committee is included in the Compensation Discussion and Analysis that follows this Compensation Committee report. The specific decisions of the Compensation Committee regarding the compensation of named executive officers are reflected in the compensation tables and narrative that follow the Compensation Discussion and Analysis.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with our management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the company’s proxy statement for the 2009 annual meeting of shareholders.

SUBMITTED BY THE COMPENSATION COMMITTEE

Arnold Barron	Mary Anne Citrino	Richard G. Lesser	Carl P. Zeithaml

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer of Dollar Tree or any of our subsidiaries.  In addition, no member of our Compensation Committee is an executive officer of another entity where any of our executives serve on the other entity’s Compensation Committee.

Compensation Discussion and Analysis

The Compensation Committee consists entirely of non-employee, independent members of our Board of Directors and operates under a written charter approved by the Board. The Compensation Committee has the direct responsibility to determine and approve the compensation of the named executive officers. The Compensation Committee has historically consulted, and expects to continue to consult, with the Chief Executive Officer and senior management, as well as an external compensation consultant retained by the Compensation Committee, in the exercise of its duties. Notwithstanding such consultation, the Compensation Committee retains absolute discretion over all compensation decisions with respect to the named executive officers.

In general, at the Compensation Committee’s request, our Chief Executive Officer may review and recommend the compensation structure and awards for the other named executive officers to the Compensation Committee or its consultants.  The Chief Executive Officer also provides information to the Compensation Committee and its consultants regarding the job performance and overall responsibilities of the other named executive officers.  He makes no recommendations concerning his own compensation to either the Compensation Committee or its consultants.

In 2006, as part of its regular review processes, the Compensation Committee engaged a consultant, Towers Perrin, to assist it in carrying out its responsibilities with respect to executive compensation. The Compensation Committee asked Towers Perrin to assist them in:

•                  determining the competitiveness of our current compensation program for senior executives;

•                  gaining perspective on trends in retail industry pay practices and identifying the degree of alignment between our compensation programs and current trends;

•                  completing a detailed review of our existing program design and related processes to ensure that our compensation programs support business and financial objectives; and

•                  identifying design considerations based on any new ideas, emerging trends or issues specific to us.

These tasks represented the nature and scope of the consultant’s assignment and the material elements of the instructions or directions given to the consultant regarding the performance of its duties.  Towers Perrin met with the Compensation Committee as a group and with most members individually. Towers Perrin also met with the Audit Committee Chairman and interviewed eight members of management, including each of the named executive officers. The survey conducted by Towers Perrin did not include a review of the Chairman’s compensation. Based on input from Towers Perrin and its own review, the Compensation Committee made changes in the compensation structure and amounts in 2007 in order to bring executive compensation to more competitive levels. These changes, which included revisions to salary and cash incentive targets, equity award levels, stock ownership guidelines and payments upon change in control, are discussed below.

No executive officer had authority to direct the work of Towers Perrin.  The Chief Executive Officer does not possess the right to call a meeting of the Compensation Committee, but the Compensation Committee would likely convene a meeting at his request. The Compensation Committee bears ultimate responsibility for approving the compensation of all named executive officers.

Further information on the Compensation Committee’s procedures for determining executive compensation is included in its Charter which can be found at our corporate website, www.DollarTreeinfo.com, in the Investor Relations section of the site, under the heading “Corporate Governance.”

Objectives of Our Compensation Program

The Compensation Committee has adopted a pay-for-performance policy for executive officers that balances each executive’s total compensation between cash and non-cash, and current and long-term, components. The principal objectives of our compensation policies are to:

•                  align executive pay with shareholders’ interests;

•                  recognize individual initiative and achievements;

•                  attract, motivate and retain highly qualified executives; and

•                  unite the executive management team to a common objective.

Executive Compensation Principles

Our executive compensation program consists of base salaries, annual cash incentive payments in the form of annual bonuses, and long-term equity incentives in the form of restricted stock units and nonqualified stock options. These components of executive compensation are used together to strike an appropriate balance between cash and stock compensation and between short-term and long-term incentives. We expect a significant portion of an executive’s total compensation to be at risk, tied both to our annual and long-term performance as well as to the creation of shareholder value. In particular, we believe that short-term annual cash incentive compensation should be tied directly to both corporate performance and individual performance for the fiscal year, including the achievement of identified goals as they pertain to the areas of our operations for which the executive is personally responsible and accountable. In contrast, we believe that long-term incentive compensation should reward an executive for his or her contribution to our long-term corporate performance and shareholder value. Under our policy, performance above targeted standards results in increased total compensation, and performance below targeted standards results in decreased total compensation.

We differentiate compensation to executives based on the principle that total compensation should increase with an executive’s position and responsibility, while at the same time, a greater percentage of total compensation should be tied to corporate and individual performance, and therefore be at risk, as position and responsibility increases. Thus, executives with greater roles and responsibilities associated with achieving our performance targets should bear a greater proportion of the risk if those goals are not achieved and should receive a greater proportion of the reward if our performance targets are met or surpassed. In addition, as an executive’s position and responsibility increases, the use of long-term incentive compensation should increase as a percentage of total compensation because our senior executives have the greatest influence on our strategic performance over time.

The difference between the compensation of the Chief Executive Officer and the other named executive officers is caused by a variety of factors, including his unique role as primary architect of the Company’s strategic vision, as well as his responsibility for achievement of the Company’s operational goals.  Consistent with the recommendations of the Compensation Committee’s outside consultant, he receives higher compensation as a product of his greater authority, responsibility and oversight.

Ms. Mallas, our Vice President, Controller, temporarily served as the Principal Financial and Accounting Officer (PFAO) while the Chief Financial Officer position was vacant. Aside from special consideration for her temporary service, as described herein, her compensation is generally more in line with other Vice Presidents of the Company. Therefore, her compensation is less than the compensation of the other named executive officers.

In 2008, we hired Kevin Wampler as the Chief Financial Officer and Principal Financial and Accounting Officer for the company.  In setting the principal components of compensation for our new Chief Financial Officer, the

Committee applied the same compensation philosophies as it applies for existing named executive officers. The Compensation Committee considered Mr. Wampler’s experience, responsibilities and competitive pay analysis. We believe that Mr. Wampler’s compensation is competitive and is appropriately aligned with shareholder interests. The details of his compensation can be found in the Summary Compensation Table on page 23.

We do not currently have a policy for recovering past compensation paid to our executives in the event that a restatement of our financial statements would have reduced compensation at the time of payment. We may consider adopting such a policy in the future.

How Executive Pay Levels are Determined

The Compensation Committee reviews our executive compensation program every year and periodically conducts an in-depth market analysis of executive compensation as it determines is necessary to ensure that our compensation programs meet our objectives. Decisions by the Compensation Committee relating to the compensation of our executive officers are reported to the full Board of Directors. The Compensation Committee considers recommendations of the Chairman and the Chief Executive Officer with respect to the compensation of other executives but makes its own determinations in all cases.

In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

•                  our financial and operating performance, measured by attainment of specific strategic objectives and operating results;

•                  the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable;

•                  historical cash and equity compensation levels; and

•                  comparative industry market data to assess compensation competitiveness.

Amounts realizable from prior compensation, including equity awards, are not generally considered in setting current year compensation.

With respect to comparative industry data, the Compensation Committee primarily focuses on Dollar Tree’s competitiveness relative to other similar-size retail companies. To this end, the Compensation Committee reviews data from a peer group of retail industry companies that we consider similar in size and complexity. The peer group is established by the Compensation Committee, with assistance from its executive compensation consultants. During its 2006 review, in evaluating the competitiveness of the named executive officers’ compensation, the Committee primarily focused on the following 17 companies.

AC Moore Arts & Crafts Inc.	Carmax Inc.	Hibbett Sporting Goods Inc.
Advance Auto Parts Inc.	Circuit City Stores, Inc.	Michaels Stores Inc.
AutoZone Inc.	Dollar General Corp.	Pep Boys-Manny Moe & Jack
Bed Bath & Beyond	Family Dollar Stores Inc.	PETsMART Inc.
Big Lots Inc.	Foot Locker Inc.	Pier 1 Imports Inc.
Borders Group Inc.	Freds Inc.

In addition to reviewing compensation data, the Compensation Committee also reviewed financial performance of the 17 peer companies. The financial metrics used by the Compensation Committee to evaluate our performance and the performance of peer companies included revenue growth, earnings per share growth, operating margin and total shareholder return. This analysis provided the Committee with a perspective on Dollar Tree’s pay-for-performance relationship relative to the peer companies.

For the named executive officers, the Compensation Committee also reviews retail industry data from published executive compensation surveys. These data are used as an additional point of reference for the named executive officers and a primary point of comparison for other senior executives for whom the peer group data may not be available. General industry data are also collected and reviewed by the Committee for positions that Dollar Tree may recruit outside the retail industry.

The Compensation Committee’s strategy for 2008 and 2007 was to establish total compensation at or near the 50th percentile of the retail industry. In part, it accomplishes this strategy by targeting the 50th percentile for total cash compensation (salary and bonus) and for total long-term incentives (stock options and restricted stock units). In its 2006 review, the Compensation Committee found that, over the previous three years, the total compensation for our executives has been at the 25th percentile, while our overall performance has been above the 25th percentile, and, on some measures, above the median relative to our retail industry peers.

Components of Executive Compensation

The executive compensation program consists of three principal components: base salary, annual bonus incentives and long-term equity incentives. The Compensation Committee considers these components individually and reviews the overall distribution between them but does not target specific allocation percentages or amounts.

While we do not offer executives a pension plan, each executive may elect to defer a portion of his or her annual cash compensation into our Non-Qualified Deferred Compensation Plan, which is further described in the Non-Qualified Deferred Compensation Table and narrative disclosure following this discussion. We also provide our executives with the benefits that are commonly available to our salaried associates, including participation in our profit-sharing and 401(k) savings plan, employee stock purchase plan, health, dental and vision plans and various insurance plans, including disability and life insurance.

We extend to our executives a limited number of perquisites, including a monthly car allowance, in recognition of the extensive travel required in managing a business of our size; the reimbursement for up to $3,000 in tax and financial planning to assist executives in managing their financial situations; and a biannual executive physical, in order to ensure the health and continuity of our executive team. In 2007, the Compensation Committee approved an employer paid portable term life insurance plan for executives, which includes a one times base annual salary benefit.

In 2008, the company slightly increased the car allowance provided to named executive officers but discontinued the gas reimbursements. We believe the nature and amounts of all perquisites provided to our named executive officers are reasonable and that they support our expectations of an engaged and productive executive team.

Our base salary and benefits programs provide basic economic security for our employees at a level consistent with competitive practices to help retain a highly skilled and qualified workforce, including at the executive level. The annual bonus and long-term incentive compensation programs are designed to reward performance measured against goals and standards established by the Compensation Committee and to encourage executives to increase shareholder value by focusing on growing revenue and earnings, generating cash flow and efficiently deploying capital.

The principal components of executive compensation and the rationale and methodology for each are further described below. Specific information on the amounts and types of compensation earned by the named executive officers during 2008, 2007 and 2006 can be found in the Summary Compensation Table and other tables and narrative disclosures following this discussion.

Base Salary

Our base salary philosophy is to provide reasonable current income to our named executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance. To accomplish this objective, we provide base salaries that are intended to be competitive relative to similar positions at comparable companies within the peer group selected by the Compensation Committee, along with broader industry surveys. Base salaries are reviewed annually and adjustments are made as required to recognize outstanding individual performance, expanded duties or changes in the competitive marketplace.

In its 2006 review, the Compensation Committee concluded that while, for most executive positions, base salary is competitive, it was slightly below the median of that offered at companies in both retail and general industry. As a result of the Compensation Committee’s evaluation, it approved salary increases for the named executive officers (excluding the Chairman) in 2007. In determining the base salaries for 2008, the Compensation Committee considered proxy data for its peer group companies and it continued to rely on benchmark data from its Towers Perrin study conducted in 2006.  As a result of this evaluation, the Compensation Committee deemed it appropriate to increase the base salaries of the named executive officers in order to keep salaries at competitive levels.

Annual Bonus Incentives

Executives and certain salaried associates have the opportunity to earn an annual cash bonus under our Management Incentive Compensation Plan (MICP). The MICP is intended to provide incentive bonuses that are reasonable in relation to the payment of base salaries and overall compensation to executives, reward executives for superior performance and are expected to be competitive as compared to bonuses paid by the peer group established by the Compensation Committee.

Company performance goals are generally based on earnings per share targets defined by the annual budget as approved by the Board of Directors at the beginning of the fiscal year. For years 2008 and 2007, the target was $2.40 per share and $1.98 per share, respectively, which reflected our strategic plans.  The performance targets are intended to be challenging but achievable, and serve to focus our management team on a common goal while aligning efforts with shareholder interests.

The MICP is expressed as a percentage of salary. At the executive level, the target is weighted more heavily toward corporate performance, thereby more closely aligning executives’ interests with the interests of shareholders. As described above, the Compensation Committee establishes the MICP corporate performance target, which is generally derived from the annual budget approved by the Board of Directors at the beginning of the fiscal year. Individual performance goals are based on the area over which the executive has influence and may include items such as improvement in same-store sales, opening of new stores, development of new strategies, reduction in specified costs, etc.

In the course of the Compensation Committee’s review with the executive compensation consultants, it found that prior to year 2007, as a percentage of base salary, our targeted bonus opportunities fell below the median of both the peer group and the retail and general industry. In considering the threshold, target and maximum performance goals for our business, the Compensation Committee considered the potential amounts of bonuses that would be paid at each level, compared to the base salaries and overall compensation of executive officers and the structure and amount of bonuses paid by peer group companies. Based on this review, the Compensation Committee determined that beginning in 2007, bonus targets should be raised from 35% to 50% of base salary for named executive officers and from 50% to 100% for the CEO.  Of that amount, 85% is linked to a specified earnings-per-share target and 15% to individual performance. In order for an executive to receive any bonus, we must achieve at least 85% of the earnings-per-share target. Once at least 85% of the target is reached, payment for a portion of the bonus for the corporate performance component is made.  The maximum bonus payout would occur upon the achievement of 115% of the specified target and 100% of the individual performance goals.

The following table illustrates the variation that can occur at differing levels of corporate performance compared to target, based on salary percentages applied to bonuses for 2008 and 2007:

% of Corporate Performance Target Attained	Portion of Executive’s Corporate Performance Bonus Deemed Earned	Corporate Performance Component as a percent of salary (CEO) (100% target)	Corporate Performance Component as a percent of salary (other executives) (50% target)	Corporate Performance Component as a percent of salary (Vice Presidents) (35% target)
Below 85.0%	0.0%	0.0%	0.0%	0.0%
85.0%	25.0%	21.25%	10.63%	7.44%
90.0%	50.0%	42.50%	21.25%	14.88%
95.0%	75.0%	63.75%	31.88%	22.31%
100.0%	100.0%	85.00%	42.50%	29.75%
105.0%	137.5%	116.88%	58.44%	40.91%
110.0%	175.0%	148.75%	74.38%	52.06%
115.0% or above	212.5%	180.63%	90.31%	63.22%

Amounts are payable to an executive if we achieve at least 85% of the earning per share target.  The MICP bonuses relating to performance in a given fiscal year are paid in the following year when annual results are available, upon approval by the Compensation Committee, generally in March. The Compensation Committee may revise the target amount to account for unusual factors such as the acquisition of a company, expenses related to changes in accounting rules, non-operating, non-cash charges and the effect of share repurchases, etc. Any modification is carefully considered by the Committee and applied only in special circumstances that warrant the modification.

The Compensation Committee reserves the right to exercise discretion to award compensation regardless of actual attainment of relevant performance goals or reduce or increase the size of any bonus. The Compensation Committee did not exercise such discretion with respect to the 2008, 2007 and 2006 bonus payments.

We believe that our performance goals are sufficiently difficult as to represent a challenge for our management, while remaining reasonably attainable.

Long-Term Equity Incentives

The Compensation Committee provides equity incentives to executives through the 2004 Executive Officer Equity Incentive Plan and the 2003 Equity Incentive Plan, both of which permit the grant of stock options, stock appreciation rights, stock awards, performance stock awards, incentive awards and stock units. Long-term equity incentives generally have been made available to executives in the form of restricted stock units and non-qualified stock options. These awards provide executives with an opportunity to accumulate our common stock and associated wealth related to that ownership.

The Compensation Committee’s objective in granting equity incentives is to balance the mix to achieve alignment with shareholder interests (through the issuance of stock options) while also focusing on retention and stock ownership. In general, the Compensation Committee’s goal is to provide total long-term incentives at the median of the peer group and retail industry, through an appropriate mix of stock options and restricted stock or restricted stock units. Stock options require stock price appreciation in order for executives to realize any benefit, thus directly aligning executive and shareholder interests. Restricted stock and restricted stock units provide more immediate value to associates, including executives, even in advance of stock price appreciation, with the opportunity for increased value as the stock price increases.  Restricted stock and restricted stock units also provide the opportunity for executives to acquire our shares and are therefore useful for retention and motivation. In addition, all equity incentives vest over multiple years.  Multiyear vesting focuses executives on consistent long-term growth in shareholder value and requires executives to remain employed with us for extended periods to receive the full benefit of the awards.

Timing of Long-Term Incentive Awards

In 2006, as a best practice, the Compensation Committee implemented a grant policy for equity awards that establishes April 1 as the date of the annual grant for future years, subject to modification in response to certain events such as an early Easter, as determined in advance of the award date. Awards of stock options or other equity incentives to new officers occur at the time of the person’s appointment as an officer, no earlier than the first day of employment. The Compensation Committee may, in its discretion, make grants that vary from these guidelines if there is a compelling business reason, but in every case the Committee is required to complete its approval of the equity awards prior to the date of the grant. In light of the unusually challenging economic environment, the Compensation Committee exercised such discretion in January 2008 in order to retain and incentivize key executives. The Committee approved the grant of performance based incentive awards to our named executive officers to be effective February 2008. The vesting of these awards is contingent upon the company achieving at least 85% of the target earnings per share of $2.40 in fiscal year 2008 and upon the executive remaining employed with the company over a specified period of time.  The awards were made under either the company’s 2004 Executive Officer Equity Plan or the Company’s 2003 Equity Incentive Plan, as applicable, both approved by the shareholders.

The Compensation Committee will not award equity incentives when in possession of potentially material non-public information. The exercise price for option awards is the closing price on the date of grant, or, if the market is closed, the previous day’s closing price. We believe that the beginning of April is an appropriate time during the year to make grants of equity awards and that a consistent application of our granting practices from year to year regardless of other events is also appropriate. The stock options and other awards granted by the Compensation Committee are designed to create incentives for the creation of long-term shareholder value and contain delayed vesting provisions that prevent recipients from taking advantage of short-term fluctuations in the market price of our common stock. We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive compensation.

Under our Insider Trading Policy, associates, including our executives, may not use our stock or unvested options or restricted stock units in any hedging transactions.

Executive Stock Ownership

In early 2007, the Compensation Committee considered and adopted an executive target ownership program that encourages certain of our executive officers to attain designated stock ownership levels over a five-year period. The amount expected to be retained varies depending on the executive’s position, from 100,000 shares for the CEO to 30,000 for other named executives (excluding Ms. Mallas). The types of stock ownership that qualify toward the ownership requirement under our policy include direct stock ownership, unvested restricted stock units and unvested restricted stock.

Impact of Accounting and Tax Treatments on Compensation Program Design

The Compensation Committee considers the accounting and tax impact of its overall compensation programs in order to balance the cost to the company with the potential benefits as compensation tools.

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of non-performance-based compensation in excess of $1 million paid to named executive officers of public companies. As noted above, the Compensation Committee has adopted a policy of pay-for-performance and has taken appropriate steps to cause relevant grants and awards under our equity incentive plans to be performance-based. We intend to qualify executive compensation for deductibility under Section 162(m) to the extent consistent with our best interests and the interests of our shareholders. Since our corporate objectives may not always be consistent with the requirements of full deductibility, we may enter into compensation arrangements under which payments are not deductible under Section 162(m). We currently believe that we should be able to continue to manage our executive compensation program for the named executive officers to preserve the related federal income tax deductions, although individual exceptions may occur from time to time.

In 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004) (FAS 123(R)), which will result in higher expenses for our stock-based awards. The Compensation Committee reviews the accounting impact of the various forms of compensation, with the goal of ensuring that our compensation practices remain competitive while also being cost-effective.

Retirement, Deferred Compensation and Pension Plans

We do not have any defined benefit or pension plans that provide for payments based on an executive’s salary and/or years of service. In addition, we have not adopted a supplemental executive retirement plan or other “excess plan” that pays benefits to highly compensated executives.  Instead, we offer the following two alternatives to allow executives to actively participate in funding their retirement plans.

Executives are eligible to participate in our Profit Sharing and 401(k) Retirement Plan. At the end of the year, the Board may approve a discretionary profit-sharing contribution to be made to all eligible employees, including executive officers. In addition, executives may elect to defer a portion of their cash compensation into 401(k) retirement accounts. The Board has authorized us to match 100% of 401(k) deferrals up to 4% of an individual’s cash compensation. Our combined profit sharing and 401(k) matching contribution for each executive was less than $25,000 for 2008, 2007 and 2006.

Under our Non-Qualified Deferred Compensation Plan, executives may elect to defer a portion of their annual cash compensation to be distributed at a future date in accordance with the relevant deferral election. The program allows executives to save for retirement in a tax-effective way at minimal cost to us. Plan participants may invest their deferred compensation in any one or a combination of the plan’s investment funds. In most cases, the deferred amounts plus earnings are paid out upon the participant’s retirement or termination of employment. The future payment obligations under the plan are our general unsecured obligations. Although the amounts deferred are deposited into a trust, the trust belongs to us, rather than the executives, and is subject to the claims of our creditors.

Severance Plans

Our equity plans and our deferred compensation plan contain provisions that may convey benefits to our executives and other plan participants upon a change in control. Generally, the provisions address the management of account values upon separation from us due to death, disability or retirement, or due to a change in control, as defined within the plans.

In March 2007, the Compensation Committee established change-in-control retention agreements with certain executive officers that provide for payment in the event of a termination resulting from a change in control of the company. The Compensation Committee’s intent with these agreements is to take reasonable steps to retain key management personnel and to minimize disruption in the event of a change in control. Under these agreements, severance benefits would be payable only if the executive is terminated without cause or resigns for good reason, as defined in the agreement (commonly known as “double trigger”). Benefits payable are limited to 2.5 times salary plus bonus (as defined in the agreements) for the CEO and 1.5 times for other named executive officers (excluding Ms. Mallas). Any amounts payable are intended to be tax deductible under applicable tax regulations and will be reduced to prevent excise taxes from being incurred, if necessary.

The structure of change in control arrangements and post-termination benefits is consistent with our compensation objectives to attract, motivate and retain highly talented executives. These arrangements preserve morale and productivity, provide a long-term commitment to job stability and financial security, and encourage retention in the face of the potential disruptive impact of an actual or potential change in control, death or disability.  The post-termination vesting benefit under our equity compensation plans also secures the value of previously granted compensatory awards against forfeiture solely because of retirement.

The change in control arrangements ensure that the interests of the executives will be materially consistent with the interests of shareholders when considering corporate transactions.  The Compensation Committee determined that the multiples applied to base compensation upon a change of control should be consistent with the limits specified by tax deductibility for “parachute payments” as well as with principles of good corporate governance promulgated by major proxy advisory firms and institutional investors.  The multiple applicable to the Chief Executive Officer’s retention agreement is higher to reflect the greater importance the Compensation Committee places on his management role and responsibility.

Details related to these change-in-control retention agreements are more fully discussed below, under “Potential Payments Upon Termination or Change of Control.”

Annual Compensation of Executive Officers

In the following table, we summarize the compensation earned during fiscal years 2008, 2007 and 2006 by our Chief Executive Officer, our Chief Financial Officer, our former acting Principal Financial Officer, and each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2008, 2007 and 2006. We refer to these six individuals in this proxy statement as the “Named Executive Officers.”

The compensation that we pay to our named executive officers is determined as described above in our “Compensation Discussion and Analysis” section and in the tables that follow.

Summary Compensation Table (For the Fiscal Years ended January 31, 2009, February 2, 2008 and February 3, 2007)

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards (3) ($)	Option Awards (4) ($)	Non-Equity Incentive Plan Compensation (5) ($)	All Other Compensation (6) ($)	Total ($)

	2008	$834,423	—	$1,092,749	$640,002	$1,134,665	$50,864	$3,752,703
Bob Sasser	2007	741,667	—	434,283	364,589	1,005,825	45,616	2,591,980
Chief Executive Officer	2006	700,000	—	293,759	91,083	497,541	45,911	1,628,294

	2008	73,558	180,000	—	—	—	123,644	377,202
Kevin Wampler	2007	—	—	—	—	—	—	—
Chief Financial Officer	2006	—	—	—	—	—	—	—

	2008	171,724	—	82,940	74,597	81,760	40,590	451,611
Kathleen Mallas	2007	152,950	—	43,621	47,701	72,141	37,589	354,002
VP, Controller	2006	—	—	—	—	—	—	—

	2008	493,974	—	208,945	510,157	328,839	46,917	1,588,832
Gary Philbin	2007	450,000	—	145,101	121,331	305,945	47,523	1,069,900
Chief Operating Officer	2006	400,000	—	76,839	37,951	200,014	41,310	756,114

Bob Rudman	2008	417,211	—	412,804	194,802	280,629	48,909	1,354,355
Chief	2007	366,667	—	139,790	117,342	248,568	51,712	924,079
Merchandising Officer	2006	325,000	—	76,839	37,951	162,341	43,601	645,732

	2008	321,250	—	104,557	351,154	217,280	47,901	1,042,142
Stephen White	2007	—	—	—	—	—	—	—
Chief Logistics Officer	2006	—	—	—	—	—	—	—

Footnotes to the Summary Compensation Table:

Our annual bonus plan qualifies as a “non-equity incentive plan” for purposes of this table. Earnings under our deferred compensation plan result from the executives’ investments in mutual funds commonly available to investors generally. Therefore,  the “Above-market Earnings on Non-Qualified Deferred Compensation” column is omitted as all amounts are zero.

(1)        Executives may defer a portion of their salaries and up to 100% of their annual incentive bonus under our Non-Qualified Deferred Compensation Plan; any such deferrals are shown in the Deferred Compensation table.

(2)        This column includes a signing bonus paid to Kevin Wampler in connection with his employment agreement.

(3)        This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of restricted stock units (RSU) and performance-based restricted stock units (PSU) granted in 2008 and in prior fiscal years, in accordance with the Statement of Financial Accounting Standards No. 123 (revised 2004) (FAS 123(R)). Fair value is calculated using the closing price of our stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts shown in this column reflect our accounting expense for these awards, and do not correspond to the actual value that will be realized by the named executives. Additional information regarding FAS123(R) calculations related to these awards is included in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009. See the Grants of Plan-Based Awards Table for information on awards made in 2008.

In 2006, the Compensation Committee determined that it would not increase salaries for our executives. Instead, in order to encourage a continued focus on improving operating results, each of our executives, including the named executive officers, were granted restricted stock units, the vesting of which were subject to our achieving a target level of earnings per share in fiscal 2006 and the executives remaining with us over a specified period of time. The expense related to these performance-based restricted stock units is included in the Stock Awards column of the Summary Compensation Table for 2006, in addition to the expense related to service-based restricted stock units.

(4)        This column represents the current year portion of the dollar amount recognized for financial statement reporting purposes with respect to the fiscal year shown for the fair value of stock options and performance-based stock options granted in that fiscal year as well as prior fiscal years, in accordance with FAS 123(R).  The amounts in this column reflect the current year portion of the fair value of these grants under FAS 123(R), as determined based on the Black-Scholes option-pricing model and using the following assumptions:

	2008	2007	2006

expected term	6 years	6 years	6 years
expected stock price volatility	45.7%	28.4%	30.2%
annual dividend yield	0.0%	0.0%	0.0%
risk-free interest rate	2.8%	4.5%	4.8%

Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The amounts shown in this column reflect our accounting expense for these awards and do not correspond to the actual value that will be realized by the named executives. Additional information regarding FAS123(R) calculations related to these awards is included in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009. See the Grants of Plan-Based Awards Table for information on awards made in 2008.

(5)        The amounts in this column represent the annual bonus that we pay under our Management Incentive Compensation Plan as discussed in the Compensation Discussion and Analysis above. The amounts listed were earned in the years shown, but paid after the end of the fiscal year, upon approval by the Compensation Committee.

(6)        “All Other Compensation” includes the amounts paid to named executives shown in the following table. Perquisites include gas reimbursements through April 2008, car allowances related to travel, financial and tax planning, executive physicals, executive term life insurance and relocation, none of which individually exceeded $25,000 in either 2008, 2007 or 2006, except for relocation expenses paid to Kevin Wampler in the amount of $67,626 and a business-related gross-up in the amount of $35,647.  Effective March 2009, the company plans to discontinue tax gross-ups on all perquisites, except for business-related relocation expenses.  In 2008, the company slightly increased the car allowance provided to named executive officers but discontinued the gas reimbursements. Car allowance is intended to compensate executives for the use of their personal vehicles in conducting company business. However, as we do not require our executives to account for their business or personal use, we include the entire amounts in our disclosures. Pursuant to our corporate aircraft policy approved by the Board of Directors, Mr. Sasser, and in exceptional circumstances, other executives, may also use Dollar Tree’s leased corporate jet for non-business purposes.  They each reimburse us for all variable costs but none of the fixed costs relating to their plane usage.  Because they reimburse all incremental costs related to their usage, no amounts relating to the plane are included in “All Other Compensation.”

(All Other Compensation)

Fiscal Year 2008

NEO	Perquisites ($)	Gross-ups ($)	Profit Sharing & 401k Match ($)	Total ($)
Bob Sasser	$22,645	$3,476	$24,743	$50,864
Kevin Wampler	72,451	37,073	14,120	123,644
Kathleen Mallas	16,252	595	23,743	40,590
Gary Philbin	21,041	1,782	24,094	46,917
Bob Rudman	22,417	2,461	24,031	48,909
Stephen White	21,701	2,380	23,820	47,901

Grants of Plan-Based Awards Table

									All Other	All Other
									Stock	Option
									Awards:	Awards:		Grant Date
									Number of	Number of	Exercise or	Fair Value
			Estimated Future Payouts Under Non-			Estimated Future Payouts Under Equity			Shares of	Securities	Base Price	of Stock
		Compensation	Equity Incentive Plans (2)			Incentive Plans (3)			Stock or	Underlying	of Option	and Option
		Committee	Threshold		Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Grant Date	Action Date (1)	($)	Target ($)	($)	(#)	(#)	(#)	(#) (4)	(#) (5)	($/Sh) (6)	($)(7)

Bob Sasser	—	— (8)	$180,625	$850,000	$1,662,813
	2/15/2008	1/18/2008				0	34,000	34,000				$855,780
	3/14/2008	3/12/2008							28,500			761,805
	3/14/2008	3/12/2008								64,000	$26.73	807,680

Kevin Wampler	—	— (8)	45,156	212,500	415,703
	1/30/2009								15,000			640,650
	1/30/2009									40,000	42.71	806,687

Kathleen Mallas	—	— (8)	13,016	61,250	119,820
	2/15/2008	1/16/2008				0	2,000	2,000				50,340
	3/14/2008	3/12/2008							2,575			68,830
	3/14/2008	3/12/2008								6,250	26.73	78,875

Gary Philbin	—	— (8)	53,125	250,000	489,063
	2/15/2008	1/18/2008				0	52,500	52,500			25.17	623,700
	3/14/2008	3/12/2008							8,500			227,205
	3/14/2008	3/12/2008								19,000	26.73	239,780

Bob Rudman	—	— (8)	45,156	212,500	415,703
	2/15/2008	1/18/2008				0	17,000	17,000				427,890
	3/14/2008	3/12/2008							8,000			213,840
	3/14/2008	3/12/2008								18,000	26.73	227,160

Steve White	—	— (8)	34,531	162,500	317,891
	2/15/2008	1/18/2008				0	34,000	34,000			25.17	403,920
	3/14/2008	3/12/2008							3,325			88,877
	3/14/2008	3/12/2008								12,500	26.73	157,750

Footnotes to the Grants of Plan-Based Awards Table:

(1)        The date of grant for the relevant award is established by the Compensation Committee during a regularly scheduled meeting or by written consent. The exercise price of stock options is the closing price of our stock on the date of grant.

(2)        Our Management Incentive Compensation Plan (MICP) is considered a “non-equity incentive plan.” For 2008, bonuses were targeted at 100% of salary for the CEO, 50% for other Named Executive Officers and 35% for the Vice Presidents, with corporate performance representing 85% of the goal. Earned amounts, to the extent not otherwise deferred under our Non-Qualified Deferred Compensation Plan, are paid after the end of the relevant fiscal year. See “Annual Bonus Incentives” in our Compensation Discussion and Analysis for a detailed discussion of our MICP.

(3)        This column represents awards of performance-based restricted stock units and performance-based stock options, which will vest only upon the certification by the Compensation Committee that the company achieved its 2008 performance target goal and upon the executives remaining with the company through the vesting date.

(4)        This column shows the number of restricted stock units awarded to the named executive officers in 2008. One third of the RSUs granted vest and convert into shares of our stock on the anniversary of the grant date for each of three years beginning March 14, 2009.

(5)        This column shows the numbers of stock options granted to the named executive officers in 2008. One third of the options granted vest and become exercisable on the anniversary of the grant date for each of three years beginning March 14, 2009. The options expire ten years from the date of grant, or earlier for a reason other than death, disability or retirement.

(6)        This column shows the exercise price for the stock options granted, which was the closing price on the date of grant.

(7)        This column shows the full grant date fair value under FAS 123(R) of RSUs, stock options, PSUs and performance-based stock options granted in 2008. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. For RSUs, fair value is calculated using the closing price of our stock on the grant date. The closing price of our stock for RSUs granted on March 14, 2008 and January 30, 2009 were $26.73 and $42.71, respectively. The fair values calculated using the Black Scholes value for stock options granted on March 14, 2008 and January 30, 2009 were $12.62 and $20.17, respectively. For performance-based awards, the performance goals are assumed to have been met. The fair value for PSUs is calculated using the closing price of our stock on the grant date of $25.17. For performance-based stock options, fair value is calculated using the Black Scholes value on the grant date of $11.88. The fair values shown are accounted for in accordance with FAS 123(R). Additional information regarding FAS123(R) calculations related to these awards is included in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009. These amounts reflect our accounting expense, and do not correspond to the actual value that may be realized by the named executives.

(8)        MICP targets are established by the Compensation Committee early in the fiscal year and amounts payable are determined and paid in the following year, when annual results are available, upon approval by the Compensation Committee.

Supplemental Discussion of Awards

In March 2008, as a retention tool, the Compensation Committee awarded restricted stock units (RSU) that vest over three years of continued service to certain salaried associates, including the executive officers. For executives, the Compensation Committee also granted non-qualified stock options, similarly vesting over three years. The number of shares awarded is based on the associate’s position with us, with varying grade levels receiving fixed amounts.

In addition, the Compensation Committee determined that each of our executives would be granted performance-based restrict stock units (PSUs) or performance based stock options that would vest if the company achieves a target level of earnings per share in fiscal year 2008 and provided certain service requirements are met.

We made the awards of RSUs, PSUs and grants of stock options and performance-based stock options under our 2004 Executive Officer Equity Incentive and 2003 Equity Incentive Plans, consistent with past practice.

The table above presents the full grant date fair value of option grants under SFAS 123(R), as determined based on the Black-Scholes option-pricing model. The amounts shown differ from those shown in the Summary Compensation Table as the Summary Compensation Table includes only the current year accounting impact, while the Grants of Plan-Based Awards Table includes the full grant date fair value. Both tables reflect our accounting expense for these awards, and do not correspond to the actual value that will be realized by the named executives.

Outstanding Equity Awards at Fiscal Year End Table

The following table provides information on the holdings of stock option and stock awards by the named executives at the end of the fiscal year. This table includes unexercised and unvested option awards, unvested RSUs, PSUs and performance-based stock options with service requirements that have not been met. Each equity grant is shown separately for each named executive. The vesting schedule for each grant is shown in the footnotes following this table, based on the award date. The market value of the stock awards is based on the closing market price of our stock as of January 31, 2009, which was $42.71. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis.

		Option Awards (1)					Stock Awards (2)
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Securiites Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Bob Sasser	3/31/2006	10,000	10,000	—	$27.67	3/31/2016	—	$—	—	$—
	3/31/2006	—	—	—	—	—	2,500	106,775	—	—
	3/30/2007	21,333	42,667	—	38.24	3/30/2017	—	—	—	—
	3/30/2007	—	—	—	—	—	19,000	811,490	—	—
	2/15/2008	—	—	—	—	—	—	—	34,000	1,452,140
	3/14/2008	—	64,000	—	26.73	3/14/2018	—	—	—	—
	3/14/2008	—	—	—	—	—	28,500	1,217,235	—	—

Kevin Wampler	1/30/2009	—	40,000	—	42.71	1/30/2019	—	—	—	—
	1/30/2009	—	—	—	—	—	15,000	640,650	—	—

		Option Awards (1)					Stock Awards (2)
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Securiites Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Kathleen Mallas	3/24/2003	5,000	—	—	20.02	3/24/2013	—	—	—	—
	3/31/2006	—	2,084	—	27.67	3/31/2016	—	—	—	—
	3/31/2006	—	—	—	—	—	521	22,252	—	—
	3/30/2007	2,083	4,167	—	38.24	3/30/2017	—	—	—	—
	3/30/2007	—	—	—	—	—	1,050	44,846	—	—
	2/15/2008	—	—	—	—	—	—	—	2,000	85,420
	3/14/2008	—	6,250	—	26.73	3/14/2018	—	—	—	—
	3/14/2008	—	—	—	—	—	2,575	109,978	—	—

Gary Philbin	3/31/2006	8,333	4,167	—	27.67	3/31/2016	—	—	—	—
	3/31/2006	—	—	—	—	—	1,042	44,504	—	—
	3/30/2007	6,333	12,667	—	38.24	3/30/2017	—	—
	3/30/2007	—	—	—	—	—	5,667	242,038	—	—
	2/15/2008	—	—	52,500	25.17	2/14/2018	—	—	—	—
	3/14/2008	—	19,000	—	26.73	3/14/2018	—	—	—	—
	3/14/2008	—	—	—	—	—	8,500	363,035	—	—

		Option Awards (1)					Stock Awards (2)
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Securiites Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Bob Rudman	3/31/2006	—	4,167	—	27.67	3/31/2016	—	—	—	—
	3/31/2006	—	—	—	—	—	1,042	44,504	—	—
	3/30/2007	6,000	12,000	—	38.24	3/30/2017	—	—	—	—
	3/30/2007	—	—	—	—	—	5,334	227,815	—	—
	2/15/2008	—	—	—	—	—	—	—	17,000	726,070
	3/14/2008	—	18,000	—	26.73	3/14/2018	—	—	—	—
	3/14/2008	—	—	—	—	—	8,000	341,680	—	—

Stephen White	3/31/2006	—	4,167	—	27.67	3/31/2016	—	—	—	—
	3/31/2006	—	—	—	—	—	1,042	44,504	—	—
	3/30/2007	4,167	8,334	—	38.24	3/30/2017	—	—	—	—
	3/30/2007	—	—	—	—	—	2,217	94,688	—	—
	2/15/2008	—	—	34,000	25.17	2/14/2018	—	—	—	—
	3/14/2008	—	12,500	—	26.73	3/14/2018	—	—	—	—
	3/14/2008	—	—	—	—	—	3,325	142,011	—	—

Footnotes to Outstanding Equity Awards Table:

(1)        Options awarded in 2008, 2007 and 2006 vest and become exercisable in three approximately equal installments over three years, beginning on the first anniversary of the grant. Options expire ten years from date of grant, or earlier for reasons other than death, disability or retirement. Performance-based options awarded on 2/15/2008 achieved the established performance goal in fiscal year ended January 31, 2009. They will vest and become fully exercisable upon approval by the Compensation Committee and provided that the Named Executive Officers remain continuously employed with the company through February 14, 2010.

(2)        RSUs awarded on 2008, 2007, and 2006 vest and convert into shares of our stock in three approximately equal installments over three years, beginning on the first anniversary of the grant, provided the executive remains employed by us on the vesting date. PSUs awarded on 2/15/2008 achieved the established performance goal in fiscal year ended January 31, 2009. They will vest and become fully exercisable provided that Compensation Committee confirms that the performance goal has been met and the Named Executive Officers remain continuously employed with the company through February 14, 2010. PSUs awarded to Kathleen Mallas will vest and become fully exercisable upon approval by the Compensation Committee that the performance goal has been met and provided that Ms. Mallas remains continuously employed with the company through the last day of the 2009 fiscal year.

Option Exercises and Stock Vested Table

In the table below, we list information on the exercise of options and the vesting of restricted stock units during the fiscal year ended January 31, 2009. The value realized on exercise of options represents the spread between the sale price and the option strike price at the time of exercise. The value realized on vesting of RSUs reflects the fair market value of the shares at time of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bob Sasser	—	$—	14,500	$416,525
Kevin Wampler	—	—	—	—
Kathleen Mallas	9,166	183,690	1,546	46,759
Gary Philbin	22,500	298,175	4,917	143,189
Bob Rudman	4,167	36,162	4,750	138,680
Stephen White	70,833	868,871	3,192	96,614

Non-Qualified Deferred Compensation

Named executive officers may elect to defer a portion of their base salary and up to 100% of their annual incentive bonus under our Non-Qualified Deferred Compensation (NQDC) Plan, an unfunded, non-qualified plan. Elections to defer amounts earned during the next calendar year are due by December 31 of each year, and are irrevocable. Deferred amounts are held for each participant in separate individual accounts in an irrevocable rabbi trust. Executives’ accounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which he or she may change at any time. A deferral period and payment date must be irrevocably specified at election for each separate annual deferral. This deferral period must be at least two years in length, and the payment date can be any date on or after that point. Alternately, the payment can be tied to termination of employment, including retirement. The executive must also make an irrevocable election regarding payment terms, which may be either a lump sum, or in specified annual installments. Hardship withdrawals are available for unforeseeable emergency financial hardship situations, such as for an unexpected illness, accident or property loss. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit in the same payment form as originally specified (i.e., lump sum or installments). Executives are fully vested in their accounts and all amounts are immediately distributed upon a change in control of the company.

In the following table, we provide detailed information regarding accumulated amounts for our executives under our NQDC Plan.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Bob Sasser	$—	$—	$—	$—	$—
Kevin Wampler	—	—	—	—	—
Kathleen Mallas	15,673	—	(7,622)	—	18,144
Gary Philbin	4,200	—	(75,196)	—	205,557
Bob Rudman	—	—	—	—	—
Stephen White	37,500	—	(106,667)	—	269,926

Footnotes to Non-Qualified Deferred Compensation Table:

(1)        Executives may defer a portion of their base salary and up to 100% of their annual incentive bonus into the NQDC Plan. The amounts contributed are included in their respective columns in the Summary Compensation Table.

(2)        We have not provided a match or other company-funded contribution, although the NQDC Plan allows us to do so.

(3)        Amounts deferred into the NQDC Plan are invested into select mutual funds, according to the instructions of the participating executive. Earnings shown reflect market gains and losses and may vary from year to year depending on the performance of the underlying funds.

Potential Payments upon Termination or Change of Control

We do not generally have arrangements with our named executive officers that provide for payments and benefits following termination of employment. In early 2007, we entered into change in control agreements with our named executive officers (except Ms. Mallas) as discussed below. We also have an obligation to make payments and provide certain benefits to our named executive officers under some of our incentive plans resulting from termination of employment upon the occurrence of certain events such as a change of control or termination due to retirement, death or disability. Generally, these benefits are limited to the accelerated vesting of outstanding unvested equity awards, as further described under “Equity Compensation Plans” on page 34. Also see the “Severance Plans” section on page 22 under the Compensation, Discussion and Analysis for more information on potential payments upon termination or change of control.

After June 19, 2008, any new change of control agreements (or the modification of existing agreements) are subject to the new requirements under our revised Corporate Governance Guidelines. Vesting for equity awards that are contingent upon the company achieving a performance goal shall not accelerate unless the relevant performance measure is satisfied, even if that does not occur until after the change in control. Change of control is triggered only upon actual change of control (and not merely shareholder approval of such change). Finally, the portion of the definition relating to a change in voting power shall use a “greater than 50%” threshold instead of “greater than 30%.” In December 2008, Kevin Wampler entered into the first retention agreement subject to these new conditions which are described in greater detail below.

The following tables summarize the benefits payable to each of our named executive officers upon certain termination events, as if the triggering event had occurred on the last day of fiscal year 2008. These tables include those items which would provide incremental value to the executive.  In addition to the amounts shown in the sections below, executives are entitled to receive compensation that has been outlined in previous tables, including salary through the date of termination, earned bonus (if any), and accumulated balances in the Non-Qualified Deferred Compensation Plan (if any).

Termination by Company “for cause”

In the event of termination “for cause,” generally defined as criminal misconduct, gross neglect of duties or violations of law or policy, no additional benefits are payable to any executive and vested but unexercised options are immediately forfeited.

Termination by Company without cause or by Executive for any reason

RSUs that previously vested converted to common stock on their vesting and remain the property of the executive after termination. In the event of termination by Dollar Tree without cause or by the executive for any reason, except in connection with death, disability, retirement or change in control, unvested options are cancelled. Options that vested previously remain exercisable for 90 days after termination, but not beyond the normal expiration date, usually ten years after grant. See the Outstanding Equity Awards Table for details.

Death, Disability or Retirement or Change in Control without Termination

Name	Intrinsic Value of Unvested Options (1)	Unvested Stock Awards (2)	Performance-Based Options and Stock Awards (3)	Total
Bob Sasser	$1,363,841	$2,135,500	$1,452,140	$4,951,481
Kevin Wampler	—	640,650	—	640,650
Kathleen Mallas	149,844	177,076	85,420	412,340
Gary Philbin	422,913	649,576	920,850	1,993,339
Bob Rudman	403,952	613,999	726,070	1,744,021
Stephen White	299,675	281,203	596,360	1,177,238

(1)        Under the terms of our outstanding option award agreements, unvested options vest in full in the event of the executive’s death, disability or retirement. Upon a change in control, whether or not resulting in termination, the Compensation Committee may accelerate vesting of options in its discretion. The above amounts assume that, in all cases, unvested options become vested. All options, whether previously vested or accelerated by the triggering event, remain exercisable for periods ranging from 90 days to the normal expiration date, which is ten years after grant. Intrinsic value of unvested options reflects the difference between year end fair market value and the exercise price for unvested in-the-money options. See the Outstanding Equity Awards Table for details.

(2)        Under the terms of our outstanding stock award agreements, unvested restricted stock units vest in full in the event of the executive’s death, disability or retirement. Upon a change in control, whether or not resulting in termination, the Compensation Committee may accelerate vesting of RSUs in its discretion. The above amounts assume that, in all cases, unvested RSUs become vested. RSUs convert to common stock on their vesting and remain the property of the executive after termination. The market value of stock awards is based on the closing price of our stock as of January 31, 2009, which was $42.71.

(3)        This column reflects PSUs and performance-based options for which the performance measurements had been met as of the end of the fiscal year but which had not been certified by the action of the Compensation Committee. In addition, service requirements for these awards had not been satisfied as of the end of the fiscal year.

Equity Compensation Plans

Each of the named executive officers has outstanding awards under our equity plans, including the 2004 Executive Officer Equity Plan, the 2003 Equity Incentive Plan and the 1995 Stock Incentive Plan. Each of our plans includes provisions that may accelerate awards made to a named executive officer under such plan if certain termination and change in control events occurred. Our equity incentive plans cover grants to the named executive officers and certain other associates and consultants of certain incentives and rewards, including stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, performance shares and performance units.

All options issued under plans established prior to 2003 are already fully vested. Under the 2003 Equity Incentive Plan and the 2004 Executive Officer Equity Incentive Plan, which are the only two plans from which we currently make awards, accelerated vesting of equity awards upon a change in control is at the discretion of the Compensation Committee. “Change in control” is defined as:

•                  the sale, lease, exchange or other transfer of all or substantially all of our assets (in one transaction or in a series of related transactions) to a corporation that is not controlled by us,

•                  the approval by our shareholders of any plan or proposal for our liquidation or dissolution,

•                  a successful tender offer for our common stock, after which the tendering party holds more than a stated percentage of our issued and outstanding common stock, or

•                  a merger, consolidation, share exchange, or other transaction to which we are a party pursuant to which the holders of all of the shares of our common stock outstanding prior to such transaction do not hold, directly or indirectly, a stated percentage of the outstanding shares of the surviving company after the transaction.

As of June 19, 2008, the definition of change of control as defined in the award agreements with named executive officers is triggered only by an actual change of control (and not merely shareholder approval of such change). In addition, the portion of the definition relating to a change in voting power uses a “greater than 50%” threshold instead of “greater than 30%.”

Our plans also provide the Compensation Committee with discretion to make any payments or accelerate the vesting or payment of any award in the event of the death, disability or retirement of a named executive officer.  However, if the award to a named executive officer is conditioned upon the achievement of a performance goal and granted after June 19, 2008, then any accelerated vesting of the award is subject to the attainment of that goal.

Generally, our award agreements provide for acceleration of vesting or the cancellation of forfeiture, and they provide for a mechanism for exercise or settlement within a reasonable time after death, disability or retirement.

Change in Control Agreements

In March 2007, as a part of its in-depth review of our compensation structure, the Compensation Committee established change-in-control retention agreements with certain executive officers, including the named executive officers (except Kathleen Mallas) that provide for payment in the event of a termination resulting from a change in control of the company. The Compensation Committee’s intent with these agreements is to take reasonable steps to retain key management personnel and to minimize disruption in the event of a change in control. Agreements were drafted and signed in March 2007 with the following provisions:

•                  Severance benefits would be paid upon a change in control only upon an executive’s termination without cause or resignation for good reason (as defined in the agreement) (commonly known as “double trigger”).

•                  Severance benefits include a multiple (2.5 times for the CEO, and 1.5 times for other named executive officers) of the combination of the highest rate of salary previously paid to the executive plus the average of the prior three years’ bonus amounts (with certain limits); a pro rata bonus for the year of termination; and medical continuation coverage for a limited period of time after termination.

•                  “Change in control” is defined to include (1) the change in incumbent directors; (2) acquisition of more than a stated percentage of outstanding shares by one person or a group of affiliated persons; (3) a merger or consolidation; and (4) a liquidation and dissolution.

In June 2008, the company updated its Corporate Governance Guidelines to reflect that all retention agreements entered into with named executive officers after June 19, 2008 or the modification of any existing agreements, shall be subject to the requirement that vesting for equity awards that are contingent upon the company achieving a performance goal shall not accelerate unless the relevant performance measure is satisfied, even if that does not occur until after the change in control. The definition of change of control is the same as that contained in the company’s current agreements, except that an actual change of control shall be required (and not merely shareholder approval of such change) and the portion of the definition relating to a change in voting power shall use a “greater than 50%” threshold instead of “greater than 30%.”

Name	Change in Control Benefit	Earned but Unpaid Bonus (1)	Value of Unvested Options and Stock Awards (2)	Value of Performance- Based Options and Stock Awards (3)	Total
Bob Sasser	$4,323,359	$1,134,665	$3,499,341	$1,452,140	$10,409,505
Kevin Wampler	876,563	—	640,650	—	1,517,213
Kathleen Mallas	—	81,760	326,920	85,420	494,100
Gary Philbin	1,167,399	328,839	1,072,489	920,850	3,489,577
Bob Rudman	983,269	280,629	1,017,951	726,070	3,007,919
Stephen White	766,973	217,280	580,878	596,360	2,161,490

(1)                                The amounts in this column represent the annual bonus that we pay under our Management Incentive Compensation Plan. The amounts listed were earned in the year shown, but paid after the end of the fiscal year.

(2)                                Value of unvested options and stock awards is based on fair market value as of fiscal year end. See also preceding table under death, disability or retirement.

(3)                                This column reflects the value of unvested performance-based options and PSUs based on fair market value as of fiscal year end. The related performance goal had been met as of the end of the fiscal year but the awards had not been certified by action of the Compensation Committee. In addition, service requirements for these awards had not been satisfied as of the end of the fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of transactions with related parties

Under our Code of Ethics, directors, officers and employees are required to disclose for approval any transactions, activities, interests or relationships that may create a conflict of interest (including financial transactions, investments and receipt of corporate gifts). The Audit Committee annually reviews related party transactions involving directors and named executive officers, questions regarding possible conflicts of interest, and other issues related to ethical business practices.   The Company adheres to the foregoing policy for potential related person transactions but such policy is not in written form. Approval of such related person transactions is evidenced by Audit Committee resolutions in accordance with our practice of approving transactions in this manner.

Leases

We lease two stores from DMK Associates, a partnership owned by members of Mr. Perry’s and Mr. Brock’s families. Rental payments to DMK Associates, including pass-through of common area maintenance, taxes, insurance and utilities, totaled approximately $219,000 in 2008. One of the two store leases with DMK Associates expires in November 2011. The other store lease expires in March 2010, with a seven-year renewal option.  While we believe that the terms of these leases are reasonable, their respective terms were not negotiated on an arms-length basis.

OWNERSHIP OF COMMON STOCK

The table below shows the number of shares of our common stock beneficially owned on April 17, 2009 by:

•                  each of the Directors and nominees for director;

•                  each of the Named Executive Officers;

•                  all Directors and Executive Officers as a group; and

•                  each other person who has reported beneficial ownership of more than five percent of the outstanding common stock.

The address of each Director and Executive Officer of Dollar Tree is c/o Dollar Tree, Inc., 500 Volvo Parkway, Chesapeake, Virginia 23320. Percentage computations are based on 90,442,960 shares of our stock outstanding as of April 17, 2009.

	Beneficial Ownership (1)
Directors and Executive Officers	Shares		Percent
Arnold S. Barron	2,823	(2)	*
Macon F. Brock, Jr.	1,250,850	(3)	1.4%
Mary Anne Citrino	14,213	(4)	*
H. Ray Compton	106,000	(5)	*
Richard G. Lesser	43,888	(6)	*
Lemuel E. Lewis	5,567	(7)	*
J. Douglas Perry	560,799	(8)	*
Bob Sasser	125,516	(9)	*
Thomas A. Saunders III	816,317	(10)	*
Eileen R. Scott	4,660	(11)	*
Thomas E. Whiddon	16,000	(12)	*
Alan L. Wurtzel	53,008	(13)	*
Carl P. Zeithaml	2,123	(14)	*
Kathleen E. Mallas	10,758	(15)	*
Gary M. Philbin	38,145	(16)	*
Robert H. Rudman	12,136	(17)	*
Kevin S. Wampler	0	(18)	*
Stephen W. White	18,829	(19)	*
All current Directors and Executive Officers (18 persons)	3,081,632		3.4%

Other 5% Shareholders
FMR LLC	8,360,975	(20)	9.2%
82 Devonshire Street
Boston, MA 02109
Barclays Group.	8,231,880	(21)	9.1%
400 Howard Street
San Francisco, CA 94105
AXA Financial, Inc.	4,890,554	(22)	5.4%
1290 Avenue of the Americas
New York, NY 10104

* less than 1%

(1)

As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days after such date. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. Deferred shares acquired by our directors through a deferred compensation plan are assumed to be issuable in a lump sum within 60 days if the director were to terminate service within such time.

(2)	Represents 2,823 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.
(3)

Includes 162,930 shares owned by trusts for the benefit of certain Brock family members, of which Mr. Brock is a trustee, 10,000 shares owned by a private foundation over which Mr. Brock and his wife, Joan P. Brock, exercise shared control, and 221,000 shares issuable upon exercise of stock options or vesting of restricted stock units which are assumed to be issuable if he were to retire within 60 days, but excludes 429,766 shares owned by Mr. Brock’s wife.

(4)

Includes 4,567 shares issuable upon exercise of stock options, and 9,646 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if she were to conclude her Board service within 60 days.

(5)

Includes 75,000 shares owned by a trust for the benefit of certain Compton family members, over which Mr. Compton may indirectly exercise investment or voting power and 6,000 shares issuable upon exercise of stock options.

(6)

Includes 36,750 shares issuable upon exercise of stock options, and 7,138 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(7)	Represents 5,567 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.
(8)

Includes 314,028 shares owned by trusts for the benefit of certain Perry family members, of which Mr. Perry is a trustee, and 29,250 shares issuable upon exercise of stock options, and 557 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days, but excludes 16,170 shares owned by a trust of which Mr. Perry’s wife is a trustee.

(9)

Includes 83,999 shares issuable within 60 days upon exercise of stock options or the vesting of restricted stock units, but excludes 176,501 shares underlying otherwise unvested stock options or restricted stock units.

(10)	Includes 21,252 shares owned by irrevocable trusts for the benefit of certain Saunders family members, of which Mr. Saunders is a trustee, and 61,036 shares issuable upon exercise of stock options.
(11)	Represents 4,660 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if she were to conclude her Board service within 60 days.
(12)	Includes 12,000 shares issuable upon exercise of stock options.
(13)

Includes 9,258 shares held in a revocable trust of which Mr. Wurtzel is a trustee, 36,750 shares issuable upon exercise of stock options, and 7,000 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(14)	Represents 2,123 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.
(15)

Includes 8,333 shares issuable within 60 days upon exercise of stock options or the vesting of restricted stock units, but excludes 17,293 shares underlying otherwise unvested stock options or restricted stock units.

(16)

Includes 24,499 shares issuable within 60 days upon exercise of stock options or the vesting of restricted stock units, but excludes 98,002 shares underlying otherwise unvested stock options or restricted stock units.

(17)

Includes 12,000 shares issuable within 60 days upon exercise of stock options or the vesting of restricted stock units, but excludes 58,001 shares underlying otherwise unvested stock options or restricted stock units.

(18)	Excludes 70,000 shares underlying unvested stock options or restricted stock units.
(19)

Includes 16,666 shares issuable within 60 days upon exercise of stock options or the vesting of restricted stock units, but excludes 57,827 shares underlying otherwise unvested stock options or restricted stock units.

(20)	Includes shares held or controlled by FMR, LLC. Based on Schedule 13G filed by FMR for the period ended January 2009.
(21)

Includes shares held or controlled by Barclays Global Investors N.A. (“Barclays”) and its affiliates, including Barclays Global Investors N.A., Barclays Global Fund Advisors, Barclays Global Investors Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG. Based on Schedule 13G filed by Barclays for the period ended December 2008.

(22)

Includes shares held or controlled by AXA Financial, Inc. and its affiliates, including AXA Konzern AG (Germany), AXA Rosenberg Investment Management LLC, AllianceBernstein L.P and AXA Equitable Life Insurance Company. Based on Schedule 13G filed by AXA Financial, Inc. for the period ended December 2008.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers and persons who own more than 10% of our stock to file reports of ownership and changes in ownership of our stock with the Securities and Exchange Commission and NASDAQ, and to provide us with copies of these reports.

SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based solely on our review of the reports and written representations furnished to us, we believe that all of these reporting persons complied with their filing requirements for 2008, except for Mr. Douglas Perry and Mr. Robert Rudman, each of whom inadvertently filed late one Form 4 transaction.

Equity Compensation Plan Information

The following table summarizes information regarding shares issuable as of January 31, 2009, under our equity compensation plans, including the number of shares of common stock subject to options, restricted stock units, deferred shares and other rights granted to employees, consultants and members of our Board of Directors; the weighted-average exercise price of outstanding options; and the number of shares remaining available for future award grants under these plans. Additional information regarding our equity compensation plans can be found in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended January 31, 2009.

Equity compensation plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plans approved by security holders (1)	2,726,644	$29.41	6,027,241

(a)        Amounts represent outstanding options, restricted stock units and deferred (“phantom”) shares as of January 31, 2009.

(b)       Not included in the calculation of weighted average exercise price are (i) 747,493 restricted stock units and (ii) 36,535 deferred shares.

(c)        Amounts represent shares remaining available for future awards under all of our equity-based plans, including shares remaining under our Employee Stock Purchase Plan and our 2003 Director Deferred Compensation Plan.

(1)        Equity-based plans approved by our shareholders include: the Amended and Restated Stock Option Plan, the Stock Incentive Plan, the Step Ahead Long-Term Incentive Plan (which expired in 2002), the 2003 Equity Incentive Plan, the 2003 Non-Employee Director Stock Option Plan, the 2003 Director Deferred Compensation Plan, the 2004 Executive Officer Equity Plan, and the 2005 Employee Stock Purchase Plan (which replaced a predecessor plan).

PROPOSAL NO. 2 — SHAREHOLDER PROPOSAL TO ELIMINATE CLASSIFIED BOARD

The California Public Employees’ Retirement System (“CalPERS”) has advised us that they intend to present the following shareholder proposal at the annual meeting. We will furnish the address and share ownership of the proponent upon request.

“RESOLVED, that the shareowners of Dollar Tree, Inc. (“Company”) ask that the Company, in compliance with applicable law, take the steps necessary to reorganize the Board of Directors into one class subject to election each year. The implementation of this proposal should not affect the unexpired terms of directors elected to the board at or prior to the 2009 annual meeting.”

Supporting Statement

Is accountability by the Board of Directors important to you as a shareowner of the Company? As a trust fund with approximately 1.5 million participants, and as the owner of approximately 300,000 shares of the Company’s common stock, the California Public Employees’ Retirement System (CaIPERS) thinks accountability of the Board to the Company’s shareowners is of paramount importance. This is why we are sponsoring this proposal which, if implemented, would seek to reorganize the Board of Directors of the Company so that each director stands before the shareowners for re-election each year. We hope to eliminate the Company’s so-called “classified board,” whereby the directors are divided into three classes, each serving a three-year term. Under the current structure, shareowners can only vote on a portion of the Board at any given time.

CaIPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. It is intuitive that when directors are accountable for their actions, they perform better.  A staggered board has been found to be one of six entrenching mechanisms that are negatively correlated with company performance. See “What Matters in Corporate Governance?” Lucian Bebchuk, Alma Cohen & Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (09/2004, revised 03/2005).  CaIPERS also believes that shareowners are willing to pay a premium for corporations with excellent corporate governance.  If the Company were to take the steps necessary to declassify its Board, it would be a strong statement that this Company is committed to good corporate governance     and its long-term financial performance.

We seek to improve that performance and ensure the Company’s continued viability through this structural reorganization of the Board.   If passed, shareowners might have the opportunity to register their views at each annual meeting — on performance of the Board as a whole and of each director as an individual.

CaIPERS urges you to join us in voting to declassify the election of directors, as a powerful tool for management incentive and accountability.  We urge your support FOR this proposal.

STATEMENT FROM DOLLAR TREE’S BOARD OPPOSING THE SHAREHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS

The Board of Directors takes the views of its shareholders very seriously and carefully considers all shareholder proposals. The Board regularly reviews the Company’s governance and the effectiveness of the Board, Board committees and individual directors.  The Board is committed to reviewing best practices and is open to making changes.

Responsive Governance.  We have recently implemented a number of best practices in corporate governance, some of which were suggested by our shareholders, without the necessity of submitting them to a formal shareholder vote because we believed that the proposals were in the best interest of the Company and our shareholders.  For example:

•                  In 2003, the Board separated the roles of Chairman and CEO;

•                  In 2007, the Board adopted a majority vote policy for directors who run unopposed, appointed a lead director and adopted detailed Corporate Governance Guidelines;

•                  In 2008, after a majority of shareholders recommended that the Company’s supermajority voting requirements be reduced to a majority vote, the Board amended the Articles of Incorporation accordingly and eliminated supermajority voting; and

•                  In 2008, the Board also adopted a policy that limits change of control benefits and provides that no benefits subject to a performance measure will vest in a change of control unless and until the performance measure is attained.

Board Opposes Proposal.  Our articles of incorporation divide the Board into three classes, which is referred to as a classified or staggered board. Each year shareholders elect one class (approximately one-third of the Board) and confirm any newly appointed directors. In 2008, a majority of our shareholders requested that we declassify the Board. With full deference to this shareholder vote, the Board reconsidered its position on classified boards this year.  After careful consideration, the Board continues to strongly believe that maintaining a classified board is in the best interest of the Company and all of its shareholders. This is especially true given the Company’s strong history of responsible corporate governance and superior share price performance.  In fact, over the past one, three, five and ten years, Dollar Tree has been one of the top performing stocks, even despite the impact of the global economic crisis, and the Company’s stock price performance has far surpassed the performance of the Russell 3000, the S&P Retail Index and the Dow Jones Industrial Average.  For the reasons stated below, the Board recommends that you vote “AGAINST” the proposal to declassify the board.

Balanced, Progressive Management.  Our classified board serves the best interests of our shareholders by balancing experience, continuity and stability with the regular opportunity to add valuable, fresh perspectives.  It takes several years for a new director to become fully conversant in the complexities of the Dollar Tree business model.  We strongly believe our Board benefits from such experience and is far better positioned to make strategic decisions that are in the long-term best interests of the Company and its shareholders, a difficult task in light of the current challenges facing the market and the economy.  If our experienced Board were declassified, it could be wholly replaced by directors who were unfamiliar with the Company and its business strategies.  Our Board structure allows for measured change, with new directors benefiting from interaction with directors who have longer experience with the Company. As proof of our openness to new viewpoints, we have added three new independent directors since July 2007.

Enhanced Shareholder Value in the Event of an Acquisition Offer.  Our Board’s structure prevents corporate raiders, focused on short-term gain at the expense of long-term value, from taking rapid control of Dollar Tree without paying an appropriate premium.  In the event of a takeover attempt, we believe our Board’s structure will help us obtain a higher premium for our shareholders by strengthening the Board’s negotiating position.  This in turn gives the Board the time and leverage necessary to evaluate the adequacy and fairness of potential bids, consider alternative proposals and negotiate the best result for all shareholders.  Although a classified board is intended to encourage an acquirer to negotiate with the Board, the existence of such a board will not, in fact, prevent a buyer from accomplishing an acquisition that is desired by the shareholders.  Instead, the classified Board gives the incumbent directors time and flexibility to weigh the bid against alternatives for enhancing long-term shareholder value. In this way, our board structure levels the playing field and encourages a bidder to make its best possible offer.

Accountability and Governance.  The Board is active and involved and committed to strong corporate governance; declassification is not a required component of good corporate governance.  All of our directors take their fiduciary duties seriously, regardless of how often they stand for election.  A majority of our Board is comprised of independent directors, all of the standing committees of the Board consist entirely of independent directors and we have a lead independent director who acts as bridge between management and the Board to set Board agendas.  Additionally, the Board’s independent directors regularly meet in executive sessions without management and non-independent directors at Board and committee meetings.

Structurally, our corporate governance is designed to make the Board a powerful advocate on behalf of shareholders. Moreover, shareholders have a variety of tools at their disposal to ensure that directors, even those elected on a staggered basis, are held accountable.  These tools include proposing alternative nominees for annual elections, removing individual directors via majority shareholder vote, withholding votes from directors who are standing for election, and meeting with directors to express shareholder concerns.

After careful consideration, the Board, based upon the recommendation of the independent Nominating and Corporate Governance Committee, concluded that the current Board structure is beneficial to both the Company and its shareholders and should be retained.

THE BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “AGAINST” THIS PROPOSAL.

OTHER MATTERS

Our Principal Accountants

KPMG LLP serves as our independent auditor, and audited our consolidated financial statements for the fiscal year ended January 31, 2009. A representative of KPMG will be present at the 2009 Annual Meeting of Shareholders. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The table below shows the aggregate fees billed by our principal accountants for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended January 31, 2009 and February 2, 2008; the audit of our internal control over financial reporting as of January 31, 2009; and the review of our unaudited quarterly financial statements set forth in our Quarterly Reports on Form 10-Q for each of our fiscal quarters during 2008 and 2007, as well as fees paid to our principal accountants for audit-related work, tax compliance, tax planning and other services:

	Fiscal 2008	Fiscal 2007
Audit fees	$962,250	$981,820
Audit-related fees (a)	17,000	12,000
Tax fees	0	0
All other fees	0	0
Total fees	979,250	993,820

(a)          Audit-related fees consist of fees for services related to the audit of financial statements of our employee benefit plan.

We did not engage our principal accountants to provide any professional services in connection with operating our information systems or designing or implementing hardware or software that aggregates source data underlying the financial statements or generates information.

All audit work performed by KPMG is approved in advance by our Audit Committee, including the amount of fees due and payable to them for such work. In addition, our Audit Committee also approves all non-audit related work performed by KPMG in advance of the commencement of such work. Our Audit Committee has delegated to the chairman of the committee the right to approve such non-audit related assignments between meetings of the committee, and the chairman then reports on all such approvals at the next meeting of the committee, which considers ratification of such approvals by the committee chairman. In 2008, all services provided by KPMG were approved by our Audit Committee in advance of the performance of work by KPMG.

The Audit Committee of our Board has determined that the non-audit services rendered by our independent accountants during our most recent fiscal year are compatible with maintaining their independence.

Copies of Form 10-K Available

We will provide a copy of our Annual Report on Form 10-K for our fiscal year ended January 31, 2009, as filed with the Securities and Exchange Commission, which includes our consolidated financial statements and notes to our financial statements, to any shareholder upon written request. The exhibits to the Form 10-K will be furnished upon request and upon payment of the cost of reproduction.  Requests should be sent to the Corporate Secretary, at our corporate offices, 500 Volvo Parkway, Chesapeake, Virginia 23320.  Our SEC filings, including exhibits, are also available online at our company website, www.DollarTreeinfo.com, under the heading “Investor Relations.”

By order of the Board of Directors,

James A. Gorry, III
Corporate Secretary

Chesapeake, Virginia
May 22, 2009

DOLLAR TREE, INC.

500 Volvo Parkway

Chesapeake, Virginia 23320

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

For Annual Meeting, June 18, 2009

The undersigned hereby appoints Macon F. Brock, Jr. and James A. Gorry, III, jointly and severally, each with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Shareholders of DOLLAR TREE, INC. to be held at The Westin Virginia Beach Town Center, 4535 Commerce Street, Virginia Beach, Virginia 23462, on Thursday, June 18, 2009 at 10:00 a.m. local time, and at any adjournment thereof, on any matters coming before the Meeting.

Please specify your choice by marking the appropriate box for each matter on the reverse side. Any boxes not marked will be voted in accordance with the recommendations of the Board of Directors. The Proxies cannot vote your shares unless you sign and return this card.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

This proxy, when properly executed, will be voted in the manner directed herein and authorizes the Proxies to take action in their discretion upon other matters that may properly come before the Meeting. If no direction is made, this proxy will be voted FOR the election of the directors and AGAINST the shareholder proposal to declassify the Board of Directors described in the proxy statement, if properly presented at the Meeting.

1.	Proposal 1 - Election of Directors

Class I Nominees:	Arnold S. Barron	J. Douglas Perry	Thomas A. Saunders III	Carl P. Zeithaml

☐ FOR	☐ WITHHELD	☐ FOR, except withheld from the following nominees:

2.	Proposal 2 — Shareholder Proposal to Eliminate Classified Board of Directors

☐ FOR	☐ AGAINST	☐ ABSTAIN

CHANGE OF ADDRESS:
NAME OF SHAREHOLDER
STREET ADDRESS
CITY, STATE AND ZIP CODE

Signature(s):	Date:

Signature(s):	Date:

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.